UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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The Pepsi Bottling Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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One Pepsi Way
Somers, New York 10589

April 7, 2009

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend our 2009 Annual Meeting of Shareholders on Wednesday, May 27, 2009, at 10:00 a.m. Eastern Time. The meeting will be held at our corporate headquarters at One Pepsi Way in Somers, New York. For your convenience, we will offer a live webcast of our Annual Meeting through our website at www.pbg.com.

At our Annual Meeting, you will be asked to elect our directors, approve the amended and restated PBG Directors’ Stock Plan, and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009. The enclosed proxy statement contains detailed information about the business to be conducted at the meeting.

For the second straight year, we are pleased to take advantage of the Securities and Exchange Commission’s rules that allow us to furnish our proxy statement and related proxy materials to our shareholders over the Internet. We believe this will expedite shareholders’ receipt of proxy materials, lower our costs of delivery and reduce the environmental impact of our Annual Meeting. The “Questions and Answers” section of this proxy statement contains instructions on how you can receive a paper copy of our proxy statement and annual report.

Please know that your vote is very important to us and we encourage you to vote promptly. Whether or not you expect to attend the Annual Meeting in person, please vote via the Internet or telephone, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

Thank you for your ongoing support of The Pepsi Bottling Group.

Sincerely,

Eric J. Foss
Chairman of the Board and Chief Executive Officer

Notice of 2009 Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. Eastern Time on Wednesday, May 27, 2009.

PLACE	PBG Worldwide Headquarters One Pepsi Way Somers, New York 10589

LIVE WEBCAST	Available on our website at www.pbg.com, starting at 10:00 a.m. Eastern Time on Wednesday, May 27, 2009.

ITEMS OF BUSINESS	(1) To elect as directors the ten nominees named in the attached proxy statement.

(2) To approve an amendment and restatement of The PBG Directors’ Stock Plan.

(3) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009.

(4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a holder of our common stock as of the close of business on March 30, 2009.

MEETING ADMISSION	You are entitled to attend the Annual Meeting only if you were a holder of our common stock as of the close of business on March 30, 2009. If you plan to attend the Annual Meeting and your shares are registered in your name, please call 914-767-6267 or email shareholder.relations@pepsi.com so that we may send you an admission card. If you hold shares through an account with a bank or broker, you must contact your bank or broker to request a legal proxy in order to attend the meeting.

PROXY VOTING	Your vote is very important. Whether or not you plan to attend the Annual Meeting, please promptly vote by Internet or telephone, or by marking, signing, dating and returning your proxy card or voting instruction card so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors,

Steven M. Rapp
Secretary

April 7, 2009

One Pepsi Way
Somers, New York 10589

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND RELATED PROXY MATERIALS

Why am I receiving these proxy materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Shareholders, which will take place at 10:00 a.m. Eastern Time on Wednesday, May 27, 2009. This proxy statement describes matters on which we would like you, as a shareholder, to vote. It also gives you information on these matters so that you can make an informed decision.

What is included in these materials?

These proxy materials include:

•	our proxy statement for the 2009 Annual Meeting; and

•	our 2008 Annual Report to shareholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction card for the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of printed proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials by providing access to these documents over the Internet. Accordingly, on April 7, 2009, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on a website referred to in the Notice (www.proxyvote.com) or request to receive a printed set of the proxy materials.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us how to send our future proxy materials to you.

Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the impact of our Annual Meeting on the environment. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

The principal purposes of the Annual Meeting are:

•	to elect our directors;

•	to approve an amendment and restatement of The PBG Directors’ Stock Plan;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009; and

•	to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares (1) “FOR” the election of our directors; (2) “FOR” the amendment and restatement of The PBG Directors’ Stock Plan; and (3) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock and Class B common stock at the close of business on our record date, March 30, 2009, are entitled to receive notice of and to vote at the Annual Meeting or at any postponement or adjournment of the meeting. As of the record date, there were 213,404,822 shares of our common stock outstanding and 100,000 shares of our Class B common stock outstanding. All outstanding shares of our Class B common stock are held by PepsiCo, Inc. (“PepsiCo”).

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

The presence, in person or by proxy, of holders of at least a majority of the votes entitled to be cast constitutes a quorum. A quorum is required to hold the Annual Meeting.

What are my voting rights?

Each shareholder is entitled to one vote for each share of our common stock held by the shareholder as of the record date and 250 votes for each share of our Class B common stock held by the shareholder as of the record date. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, The Bank of New York Mellon, you are considered the shareholder of record of those shares, and the Notice was sent directly to you by PBG. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you plan to attend the Annual Meeting in person, please call 914-767-6267 or email shareholder.relations@pepsi.com so that we may send you an admission card.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request a legal proxy from your broker, bank or nominee.

How do I cast my vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are the beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or nominee. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can also vote by mail.

What vote is needed to approve each proposal and how are votes counted?

For the election of directors, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Similarly, a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote is required for approval of all of the other proposals properly submitted for consideration at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director nominee or proposal must exceed the number of votes cast “against” that nominee or proposal.

If a nominee who is serving as a director fails to receive a majority of the votes cast at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Principles and Practices, any nominee who does not receive a majority of the votes cast is required to tender his or her resignation to the Board. In such event, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board is required to act on the Committee’s recommendation within 90 days after the certification of the election results. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the Annual Meeting, the nominee would not become a member of the Board.

You may abstain from voting on any matter presented for shareholder vote. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

What happens if I do not give specific voting instructions?

Shareholder of Record.  If you are a shareholder of record and you (1) indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or (2) sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner.  If you are a beneficial owner of shares held in street name and do not provide your broker, bank or nominee with specific voting instructions, the broker, bank or nominee that holds your shares may generally vote on “discretionary” or routine matters under the rules of the New York Stock Exchange but cannot vote on “non-discretionary” or non-routine matters. If the broker, bank or nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-discretionary” or non-routine matter, it will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to your broker, bank or nominee by carefully following the instructions provided in the Notice.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. who will determine whether or not a quorum is present and whether or not each proposal has obtained the necessary number of “FOR” votes to approve the proposal.

Which proposals are considered “routine” or “non-routine”?

Proposal 1 (election of directors) and Proposal 3 (approval of auditors) involve matters that we believe will be considered routine.

Proposal 2 (approval of the amended and restated PBG Directors’ Stock Plan) involves a matter that we believe will be considered non-routine.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know of that will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the persons named as proxy holders will vote your shares in their discretion. It is the intention of the named proxy holders to vote the shares they represent as directed by our Board of Directors.

Can I change or revoke my vote after I have voted?

Yes. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card or voting instruction card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Our policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. We retain an independent organization to tabulate shareholder votes and certify voting results.

Can I listen to the Annual Meeting on the Internet?

Yes. Our Annual Meeting will be webcast on May 27, 2009 at 10:00 a.m. Eastern Time. You are invited to visit www.pbg.com to listen to the live webcast of the Annual Meeting. An archived copy of the webcast also will be available on our website for at least 90 days following the date of our Annual Meeting.

Who is soliciting my vote and who will pay for the proxy solicitation?

This solicitation is being made on behalf of our Board of Directors, but may also be made without additional compensation by our officers or employees by telephone, facsimile, e-mail or personal interview. In addition, we have engaged Morrow & Co., Inc. as our proxy solicitor to help us solicit proxies by mail, telephone and personal interview for fees estimated at approximately $8,500. We will bear the expense of the preparation, printing and mailing of the Notice and these proxy materials. We will request brokers, banks and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers, banks and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting and final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 13, 2009, which we will file with the SEC. We will also post the results of the voting on our website at www.pbg.com under Investor Relations — Annual Meeting Results within two weeks after the date of the Annual Meeting.

ELECTION OF DIRECTORS
(Proxy Item No. 1)

Our Board of Directors proposes the following ten nominees for election as directors at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the nominees named. All of the nominees are currently serving on our Board. The directors will hold office from the date of election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

LINDA G. ALVARADO, 57, was elected to our Board in March 1999. She is the President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, industrial, environmental and heavy engineering projects, a position she assumed in 1976. Ms. Alvarado is also a director of Pitney Bowes Inc., Qwest Communications International Inc., Lennox International Inc. and 3M Company.

BARRY H. BERACHA, 67, was elected to our Board in March 1999. Mr. Beracha served as our Non-Executive Chairman from April 2007 to October 2008. Mr. Beracha served as an Executive Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Bakery Group from August 2001 until his retirement in June 2003. Mr. Beracha was the Chairman of the Board and Chief Executive Officer of The Earthgrains Company from 1993 to August 2001. Earthgrains was formerly part of Anheuser-Busch Companies, where Mr. Beracha served from 1967 to 1996. From 1979 to 1993, he held the position of Chairman of the Board of Anheuser-Busch Recycling Corporation. From 1976 to 1995, Mr. Beracha was also Chairman of the Board of Metal Container Corporation. Mr. Beracha is also a director of Hertz Global Holdings, Inc. and Chairman of the Board of Trustees of St. Louis University.

JOHN C. COMPTON, 47, was elected to our Board in March 2008. Mr. Compton is Chief Executive Officer of PepsiCo Americas Foods, an operating unit of PepsiCo, a position he assumed in November 2007. Mr. Compton began his career at PepsiCo in 1983 as a Frito-Lay Production Supervisor and since that time has held various sales, marketing, operations and general management positions. From September 2006 until November 2007, Mr. Compton was Chief Executive Officer of PepsiCo North America and from March 2005 until September 2006, he was President and Chief Executive Officer of Quaker, Tropicana, Gatorade. Mr. Compton served as Vice Chairman and President of the North American Salty Snacks Division of Frito-Lay from March 2003 until March 2005. Prior to that, he served as Chief Marketing Officer of Frito-Lay’s North American Salty Snacks Division from August 2001 until March 2003.

ERIC J. FOSS, 50, was appointed Chairman of our Board in October 2008 and has been our Chief Executive Officer and a member of our Board since July 2006. Mr. Foss served as our President and Chief Executive Officer from July 2006 to October 2008. Previously, Mr. Foss served as our Chief Operating Officer from September 2005 to July 2006 and President of PBG North America from September 2001 to September 2005. Prior to that, Mr. Foss was the Executive Vice President and General Manager of PBG North America from August 2000 to September 2001. From October 1999 until August 2000, he served as our Senior Vice President, U.S. Sales and Field Operations, and prior to that, he was our Senior Vice President, Sales and Field Marketing, since March 1999. Mr. Foss joined the Pepsi-Cola Company in 1982 where he held a variety of field and headquarters-based sales, marketing and general management positions. From 1994 to 1996, Mr. Foss was General Manager of Pepsi-Cola North America’s Great West Business Unit. In 1996, Mr. Foss was named General Manager for the Central Europe Region for Pepsi-Cola International, a position he held until joining PBG in March 1999. Mr. Foss is also a director of UDR, Inc. and serves on the Industry Affairs Council of the Grocery Manufacturers of America.

IRA D. HALL, 64, was elected to our Board in March 2003. From 2002 until his retirement in late 2004, Mr. Hall was President and Chief Executive Officer of Utendahl Capital Management, LP. From 1999 to 2001, Mr. Hall was Treasurer of Texaco Inc. and General Manager, Alliance Management for Texaco Inc. from 1998 to 1999. From 1985 to 1998, Mr. Hall held various positions with International Business Machines. Mr. Hall is also a director of Praxair, Inc.

SUSAN D. KRONICK, 57, was elected to our Board in March 1999. Ms. Kronick became Vice Chair of Macy’s, Inc. (formerly known as Federated Department Stores, Inc.) in February 2003. Previously, she had been Group President of Federated Department Stores since April 2001. From 1997 to 2001, Ms. Kronick was the Chairman and Chief Executive Officer of Burdines, a division of Federated Department Stores. From 1993 to 1997, Ms. Kronick served as President of Federated’s Rich’s/Lazarus/Goldsmith’s division. She spent the previous 20 years at Bloomingdale’s, where her last position was Senior Executive Vice President and Director of Stores.

BLYTHE J. MCGARVIE, 52, was elected to our Board in March 2002. Ms. McGarvie is Chief Executive Officer of Leadership for International Finance, a private consulting firm providing leadership seminars for corporate and academic groups. From 1999 to December 2002, Ms. McGarvie was Executive Vice President and Chief Financial Officer of BIC Group. From 1994 to 1999, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co. Ms. McGarvie is a Certified Public Accountant and has also held senior financial positions at Sara Lee Corporation, Kraft General Foods, Inc. and Pizza Hut, Inc. Ms. McGarvie is also a director of Accenture Ltd, The Travelers Companies, Inc. and Viacom Inc.

JOHN A. QUELCH, 57, was elected to our Board in January 2005. Mr. Quelch has been Senior Associate Dean and Lincoln Filene Professor of Business Administration at Harvard Business School since 2001. From 1998 to 2001, Mr. Quelch was Dean of the London Business School. Prior to that he was an Assistant Professor, an Associate Professor and a full Professor of Business Administration at Harvard Business School from 1979 to 1998. Mr. Quelch is also a director of WPP plc and Inverness Medical Innovations, Inc.

JAVIER G. TERUEL, 58, was elected to our Board in May 2007. Mr. Teruel has served as a partner at Spectron Desarrollo, S.C., a management and consulting firm in Mexico, since May 2007. Previously, he served as Vice Chairman of Colgate-Palmolive Company until his retirement in April 2007. While serving as Vice Chairman, a position he assumed in 2004, Mr. Teruel was responsible for the operations of the Hill’s Pet Nutrition Division, Global R&D, Global Supply Chain, and Global Information Technology. Additionally, he led Colgate’s evolving worldwide strategy, which included overseeing Colgate’s business building and restructuring initiative. From 2002 to 2004, Mr. Teruel served as Executive Vice President, with responsibility for Colgate’s Asia and South Pacific, Central Europe/Russia, and Africa/Middle East Divisions, as well as Hill’s Pet Nutrition. Mr. Teruel joined Colgate-Palmolive in 1971 in Mexico where he held a variety of marketing, sales and management positions. Mr. Teruel is also a director of Starbucks Corporation, J.C. Penney Company, Inc. and Corporación Geo.

CYNTHIA M. TRUDELL, 55, was elected to our Board in May 2008. Ms. Trudell is Senior Vice President, Chief Personnel Officer of PepsiCo, a position she assumed in February 2007. Ms. Trudell served as a director of PepsiCo from January 2000 until her appointment to her current position. Prior to joining PepsiCo, Ms. Trudell served as Vice President of Brunswick Corporation and President of Sea Ray Group from 2001 until 2006. From 1999 until 2001, Ms. Trudell served as General Motors’ Vice President, and Chairman and President of Saturn Corporation, a wholly owned subsidiary of GM. From 1995 to 1999, she served as President of IBC Vehicles in Luton, England, a joint venture between General Motors and Isuzu. Ms. Trudell began her career with the Ford Motor Co. as a chemical process engineer. In 1981, she joined GM and held various engineering and manufacturing supervisory positions.

If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board of Directors. Barring special circumstances, all director nominees are expected to be present at the 2009 Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR all of the
above-named nominees for election as directors.

CORPORATE GOVERNANCE

Our Board of Directors is committed to transparency in financial reporting and a high level of corporate governance. We adhere to the following governance policies and practices which we believe are in full compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC and the New York Stock Exchange (the “NYSE”).

Director Independence.  In December 2008, our Board adopted a revised Director Independence Policy that sets forth the standards for determining the independence of each member of our Board, which standards are consistent with the applicable rules of the NYSE and SEC. Each director affirmatively determined by our Board to have met the standards set forth in our Director Independence Policy is referred to herein as an independent director. The PBG Director Independence Policy can be found on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance. Our Board has determined that the following directors are independent: Linda G. Alvarado, Barry H. Beracha, Ira D. Hall, Susan D. Kronick, Blythe J. McGarvie, John A. Quelch and Javier G. Teruel.

In assessing the independence of our directors, our Board carefully considered all of the business relationships between PBG and our directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with our company and our management. Where business relationships existed, the Board determined that none of the relationships between our company and the directors or the directors’ affiliated companies impair the directors’ independence because the amounts involved are immaterial to the directors or to those companies when compared to their annual income or gross revenues. The Board also determined for all of the relationships between our company and our directors or the directors’ affiliated companies, that none of the relationships would interfere with the director’s impartial judgment as a director of PBG.

The business relationships between PBG and our directors or the directors’ affiliated companies that were considered by the Board were:

•	PBG sells a small amount of beverage products to Macy’s, Inc., of which Susan D. Kronick is Vice Chair;

•	PBG sells a small amount of beverage products to the Harvard Business School, of which John A. Quelch is Senior Associate Dean and Lincoln Filene Professor of Business Administration.

The Board also considered the relationship between PBG and Linda G. Alvarado, which is described in the section below entitled “Transactions with Related Persons.”

Corporate Governance Principles and Practices.  We initially adopted a statement of Corporate Governance Principles and Practices in 1999 and have revised it periodically, most recently in 2008. The revised statement of Corporate Governance Principles and Practices, which we believe complies with all NYSE corporate governance rules, is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any shareholder upon request.

Worldwide Code of Conduct.  We initially adopted a Worldwide Code of Conduct in 2000 and have revised it periodically, most recently in 2007. The Worldwide Code of Conduct applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Controller. The Worldwide Code of Conduct, which we believe complies with all NYSE corporate governance rules, is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any shareholder upon request. We intend to post on our website any material amendments to our Worldwide Code of Conduct and the description of any waiver from a provision of the Code of Conduct granted by our Board to any director or executive officer within four business days of such amendment or waiver.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to communicate directly with any of our directors, or the non-employee directors as a group, may do so by writing to the Board of Directors, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589. All communications will be received, sorted and summarized by the General Counsel, as agent for the directors. Communications relating to our accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit and Affiliated Transactions Committee. All other communications will be referred to the Lead Director of the Board or to a specified director, if so addressed. Communications may be submitted anonymously or confidentially.

Consideration of Director Nominees.  In carrying out its responsibility to identify and recommend to our Board qualified candidates for election as directors at the Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors, senior management and shareholders, as necessary, in anticipation of upcoming director elections and other potential or expected Board vacancies. The Committee is also authorized, at our expense, to retain search firms to identify and assess potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications our Board is seeking. The Committee has an ongoing process, along with a professional search firm, to identify and evaluate potential director candidates.

Director Qualifications.  All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of our size and scope. At a minimum, the Nominating and Corporate Governance Committee will consider: (i) whether the recommended candidate is subject to a disqualifying factor as described in our Director Independence Policy; (ii) the number of other boards and committees on which the individual serves; (iii) the extent of the individual’s experience in business, trade, finance or management; (iv) the extent of the individual’s knowledge of regional, national and international business affairs; (v) whether the individual possesses the overall judgment to advise and direct us in meeting our responsibilities to shareholders, customers, employees and the public; (vi) whether the individual has a proven record of accomplishment within corporate, educational or government institutions; (vii) whether the individual provides the appropriate experience and expertise in light of the prevailing business conditions and the composition of our Board of Directors; and (viii) any other factors, including those set forth in the Corporate Governance Principles and Practices, relating to the ability and willingness of the individual to serve.

Shareholder Recommendations.  Shareholders wishing to recommend a director candidate to the Chairperson of the Nominating and Corporate Governance Committee for its consideration should write to the Secretary, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589. Recommendations must be received no later than December 8, 2009 to be considered for inclusion in the proxy statement for the 2010 Annual Meeting of Shareholders. All recommendations meeting the minimum requirements set forth in our Corporate Governance Principles and Practices and summarized above under “Director Qualifications” will be referred to the Nominating and Corporate Governance Committee. Such letters of recommendation must include the address and number of shares owned by the nominating shareholder, the recommended individual’s name and address, and a description of the recommended individual’s background and qualifications. A signed statement from the recommended individual must accompany the letter of recommendation indicating that he or she consents to being considered as a candidate and that, if nominated by the Board of Directors and elected by the shareholders, he or she will serve as a director of our Company.

Meetings of the Board of Directors.  Our Board of Directors held six regular and two special meetings during fiscal year 2008. Attendance by incumbent directors at all Board and applicable Committee meetings in 2008 was approximately 96%. Barring special circumstances, our directors are expected to attend all Board and Committee meetings and the Annual Meeting of Shareholders. All of our directors attended our 2008 Annual Meeting of Shareholders.

Executive Sessions.  In 2008, all Board meetings included separate executive sessions with only non-management directors present and independent directors present. The Lead Director presides over each executive session of the Board. Before the Lead Director position was established in October 2008, Barry H. Beracha presided over executive sessions of the Board in his capacity as Non-Executive Chairman of the Board. The Committees also meet in executive session during each Committee meeting, other than telephonic meetings.

Lead Director.  In October 2008, our Board established the position of Lead Director and elected Javier G. Teruel to serve in that position. The Lead Director has the following responsibilities: (i) schedule calendar of Board meetings and preside over executive sessions of the Board and other meetings of non-management and independent directors and, as appropriate, provide prompt feedback to the Chairman and Chief Executive Officer (“CEO”); (ii) serve as a liaison between the Chairman and CEO and the other non-management and independent directors; (iii) consult with the Chairman and CEO, with input from the Board of Directors, regarding the planning of agenda topics for the Board meetings and Committee meetings; (iv) play key role together with the Chair of the Nominating and Governance Committee in the Board Self-Assessment process; (v) monitor significant issues and enterprise risks that may arise between Board meetings and assure that the entire Board becomes involved, when appropriate; and (vi) undertake other duties as may be specifically assigned by the Board on a situational basis.

Committees of the Board of Directors.  Our Board of Directors has three standing Committees: Audit and Affiliated Transactions, Compensation and Management Development, and Nominating and Corporate Governance. On March 26, 2009, the Board of Directors modified the composition of its Committees as set forth in the table below. All members of each Committee are independent directors.

	Audit and	Compensation and	Nominating and
Board Member	Affiliated Transactions	Management Development	Corporate Governance

Linda G. Alvarado			Chair

Barry H. Beracha	Member	Member

John C. Compton

Eric J. Foss

Ira D. Hall	Member	Chair

Susan D. Kronick		Member	Member

Blythe J. McGarvie(1)	Chair

John A. Quelch	Member	Member

Javier G. Teruel(2)			Member

Cynthia M. Trudell

(1)	Ms. McGarvie serves as the financial expert on the Audit and Affiliated Transactions Committee.

(2)	Mr. Teruel currently serves as our Lead Director.

The Audit and Affiliated Transactions Committee.  The Audit and Affiliated Transactions Committee acts under a written charter that has been approved by our Board of Directors and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any shareholder upon request. Our Board has determined that each member of the Audit and Affiliated Transactions Committee is financially literate and that Ms. McGarvie is qualified to serve as the Committee’s “financial expert” (as such term is defined by SEC regulations). A brief description of Ms. McGarvie’s work experience is included above under the section entitled “Election of Directors.”

The Audit and Affiliated Transactions Committee’s primary responsibilities are to: (i) oversee the quality and integrity of our financial statements; (ii) appoint, compensate, evaluate (including evaluating independence) and, where appropriate, terminate the independent auditors; (iii) oversee the work of the independent auditors and ensure that they report directly to the Committee; (iv) pre-approve all audit, audit-related and non-audit services to be provided by the independent auditors and approve fees to be paid for such services; (v) review and monitor the performance of the internal audit department; (vi) review the adequacy of our internal controls and disclosure controls; (vii) discuss our risk assessment and risk management policies; (viii) review our earnings releases and periodic reports filed with the SEC; (ix) provide an open avenue of communication among the independent auditors, senior management, the internal audit department and our Board; (x) monitor our compliance with applicable laws and regulations and with our Worldwide Code of Conduct; (xi) establish procedures for the Committee to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters; and (xii) report to shareholders in the proxy statement on those matters required by SEC rules. The Audit and Affiliated Transactions Committee also reviews transactions for a value in excess of $120,000 between us and related persons (other than PepsiCo), as well as transactions between us and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. The Audit and Affiliated Transactions Committee annually assesses its performance and effectiveness. The Audit and Affiliated Transactions Committee held nine meetings during fiscal year 2008. The report of the Audit and Affiliated Transactions Committee is included in this proxy statement.

The Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee acts under a written charter that has been approved by our Board of Directors and complies with NYSE corporate governance rules. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any PBG shareholder upon request. The Nominating and Corporate Governance Committee’s primary responsibilities are to: (i) identify and recommend to our Board for election at the annual meeting of shareholders qualified candidates for Board membership; (ii) periodically review the appropriate skills and characteristics required of directors and develop criteria for selecting new directors; (iii) in cooperation with the Compensation and Management Development Committee, advise our Board in its periodic evaluation of the performance of the CEO; (iv) periodically review and report to our Board regarding director compensation and benefits; (v) establish policies and procedures for receipt and consideration of director nominations by shareholders; (vi) review and recommend to our Board the appointment of directors to Board Committees and the selection of the chairperson of each of the Committees; (vii) periodically review our Corporate Governance Principles and Practices and recommend to our Board any modifications that the Committee deems appropriate; (viii) periodically review our Director Independence Policy and recommend to our Board any modifications that the Committee deems appropriate; and (ix) report to shareholders in the proxy statement on those matters required by SEC rules. The Nominating and Corporate Governance Committee annually assesses the performance and effectiveness of our Board and its Committees. Based on the assessment, the Committee makes recommendations to our Board concerning composition, size, structure and activities of the Board and its Committees. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2008.

The Compensation and Management Development Committee.  The Compensation and Management Development Committee acts under a written charter that has been approved by our Board of Directors and complies with the NYSE corporate governance rules. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance and is available in print without charge to any PBG shareholder upon request. The Compensation and Management Development Committee’s primary responsibilities are to: (i) ensure that our executive compensation programs are appropriately competitive, support organization objectives and shareholder interests and provide linkage between compensation and both individual and company performance; (ii) approve (subject to any shareholder approval required) annual and long-term executive compensation plans and any changes in such plans; (iii) in cooperation with the Nominating and Corporate Governance Committee, advise our Board in its evaluation of the performance of our CEO and approve the base salary of our CEO; (iv) approve annual performance goals and objectives and maximum annual incentive awards for our CEO and the other named executive officers identified in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”); (v) certify year-end performance and determine annual incentive awards for the Named Executive Officers; (vi) evaluate the performance of the other Named Executive Officers and approve their base salaries; (vii) approve the aggregate amount for annual incentive awards; (viii) review performance targets and goals for annual incentive awards to other executives and approve the aggregate award pool for such executives; (ix) approve long-term compensation awards; (x) establish Chairman, CEO and other key executive succession planning and review management development plans for key executives; (xi) review and discuss with management the Compensation Discussion and Analysis section of the proxy statement (the “CD&A”), and recommend to the Board that the CD&A be included in the proxy statement; and (xii) report to shareholders in the proxy statement on those matters required by SEC rules. The Committee may delegate any of the matters within its responsibility to the Committee Chair, CEO, the Senior Vice President and Chief Personnel Officer, or to his or her delegates or to any management committee composed of Company employees, to the extent permitted under applicable laws, regulations or NYSE listing standards. The Compensation and Management Development Committee retains an independent compensation consultant to assist the Committee in carrying out its responsibilities as more fully described below, and the Committee annually assesses its own performance and effectiveness. The Compensation and Management Development Committee held five meetings during fiscal year 2008. The report of the Compensation and Management Development Committee is included in this proxy statement.

Independent Compensation Consultant.  For 2008, the Compensation and Management Development Committee retained Claude Johnston, Managing Director, Frederic W. Cook & Co., Inc. (“Cook & Co.”), as its independent executive compensation consultant. Mr. Johnston has served the Committee as its independent compensation consultant since 2001. The Committee believes that Mr. Johnston provides independent advice and that his tenure as the Committee’s independent consultant provides him with the experience and insight necessary to effectively assist the Committee.

Mr. Johnston’s services to the Committee in 2008 included:

•	attending all Committee meetings and participating in the Committee’s executive session at each meeting;
•	attending Board of Directors meetings, as requested by the Committee Chairperson;
•	participating in one-on-one meetings with the Committee Chairperson prior to each Committee meeting;
•	developing and presenting a competitive range of compensation for the CEO;
•	assisting the CEO in the development of a recommendation, for approval by the Committee, with respect to the compensation of each senior executive, including each Named Executive Officer (other than the CEO);
•	providing competitive market data with respect to specific executives and executive groups, as well as the Company’s peer group;
•	independently reviewing competitive market data and surveys prepared by other consulting firms;
•	reviewing the Company’s compensation levels, performance and incentive compensation design compared to the market and PBG’s industry peer group; and
•	reviewing the CD&A.

Mr. Johnston also provided competitive market data and recommendations to the Nominating and Corporate Governance Committee for non-employee director compensation.

Cook & Co. and Mr. Johnston provide minimal services to the Company outside of their services to the Board and its Committees.

From time to time, management also retains human resources consulting firms, other than Cook & Co., for the purposes of providing the Company with executive compensation market survey data and advising the Company on certain broad-based compensation and benefit programs (e.g., retirement program strategy).

Process of Designing the Executive Compensation Program.  Each year, the Compensation and Management Development Committee reviews the PBG executive compensation program and, with the assistance of its independent advisors and participation of management, analyzes our program in light of current and evolving market practices in our industry and peer group (see the description of our peer group in the CD&A), regulatory developments, the competitive market for executive talent, and the objectives of our program. The Committee then determines whether any aspect of the program needs to be adjusted, deleted or added. The program is applied to all levels of executives that comprise our executive population. The program, however, does not include fixed annual and long-term incentive values for our senior executives, including our CEO and the other Named Executive Officers. Instead, within the program design applicable to all executives, the Committee establishes the individual target compensation level for the CEO and each other Named Executive Officer based on the Company’s and individual’s performance over the prior year, the competitive market for executive talent (as determined by the peer group and marketplace information discussed below), and other specific considerations regarding the particular executive.

With respect to the target total compensation (i.e., the aggregate of base salary, target short-term incentive and target long-term incentive) for the CEO, the Committee’s independent compensation consultant prepares and reviews competitive data and market trends and then meets with the Committee Chairperson to discuss this information and obtain the Chairperson’s perspective regarding the performance of the Company and CEO. The Committee’s independent compensation consultant then presents to the Committee a range of alternatives for the CEO’s target total compensation. The Committee discusses the alternatives and determines the appropriate target total compensation for the CEO. With respect to the target total compensation for each of the other Named Executive Officers, the CEO, with the assistance of the Committee’s independent compensation consultant, makes a recommendation for review by the Committee. The Committee considers these recommendations and, in its discretion, determines the target total compensation level for each Named Executive Officer.

Process of Designing the Non-Employee Directors Compensation Program.  The compensation of our non-employee directors is approved by the full Board, upon recommendation of the Nominating and Corporate Governance Committee. The independent compensation consultant regularly prepares and reviews market trends with respect to the compensation of non-employee directors at the companies in our peer group and the market in general. He then meets with the Nominating and Corporate Governance Committee, which reviews the market data and discusses whether any changes to the non-employee directors’ compensation program are appropriate. If the Nominating and Corporate Governance Committee determines that changes to the program are appropriate, the Committee makes a recommendation to the full Board. The full Board then reviews and discusses the recommendation, with input from the independent compensation consultant, and, in its discretion, determines the terms of the non-employee directors’ compensation program for the subsequent year. The 2008 compensation of our non-employee directors is detailed in the table below.

DIRECTOR COMPENSATION

Director Compensation In Fiscal Year 2008

	Fees Earned or Paid in Cash ($)
	Annual		Committee	Committee	Stock	Option	All Other
	Board		Chair	Meeting	Awards	Awards	Compensation		Total
Name	Retainer(1)		Fee(1)	Fees(2)	($)(3)(4)	($)(3)(4)	($)		($)

Linda G. Alvarado	70,000		10,000	15,000	70,026	47,307	12,745	(5)	225,078

Barry H. Beracha	221,099	(6)	0	19,500	170,048	47,307	36,516	(7)	494,470

John C. Compton	70,000		0	0	18,572	—	833	(8)	89,405

Ira D. Hall	70,000		0	21,000	70,026	47,307	36,050	(9)	244,383

Susan D. Kronick	70,000		15,000	21,000	70,026	47,307	33,311	(10)	256,644

Blythe J. McGarvie	70,000		15,000	21,000	70,026	47,307	29,562	(11)	252,895

Margaret D. Moore(12)	17,500		0	0	—	—	224	(12)	17,724

John A. Quelch	70,000		0	13,500	70,026	47,307	23,463	(13)	224,296

Javier G. Teruel	77,500	(14)	0	15,000	80,606	47,307	16,868	(15)	237,281

Cynthia M. Trudell	52,500		0	0	14,399	—	11,912	(16)	78,811

(1)	Retainers and Committee Chair fees are pro-rated based on length of service as a Director or Committee Chair during the year as more fully described in the Narrative to the Director Compensation Table and Director Grants of Plan-Based Awards Table.

(2)	Each non-employee Director receives $1,500 for each formal Committee meeting he or she attends as a member. Neither Mr. Compton, Ms. Trudell nor Ms. Moore served on any Committee of the Board of Directors.

(3)	The amount included in this column is the compensation cost recognized by the Company in fiscal year 2008 related to the Director’s outstanding equity awards that were unvested for all or any part of 2008, calculated in accordance with the Statement of Financial Accounting Standards No. 123R, Share-Based Payment (revised) (“SFAS 123R”) without regard to forfeiture estimates. This amount encompasses equity awards that were granted in 2007 and 2008 as more fully described in the Narrative that follows this table and was determined using the assumptions set forth in Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008. Due to the decline in the market price of our common stock, all of these awards are currently “out of the money” and have no intrinsic value to the Director.

(4)	The aggregate number of unvested stock awards and unexercised stock option awards outstanding for each Director at fiscal year end 2008 is provided in the table below:

	Number of Outstanding	Number of Unexercised Stock
Director	Unvested Stock Awards	Option Awards

Linda G. Alvarado	0	97,933
Barry H. Beracha	0	80,091
John C. Compton	737	0
Ira D. Hall	0	43,022
Susan D. Kronick	0	85,241
Blythe J. McGarvie	0	44,889
Margaret D. Moore	0	84,782
John A. Quelch	0	17,667
Javier G. Teruel	0	9,960
Cynthia M. Trudell	780	0

(5)	This amount includes: (i) $8,625, which equals the total value of all perquisites and personal benefits provided to Ms. Alvarado in connection with an international market visit and Board of Directors’ meeting in Russia, and is primarily attributable to spousal travel, meals and related expenses; and (ii) $4,120, which equals all tax reimbursements paid to Ms. Alvarado for the tax liability related to Company provided perquisites and personal benefits.

(6)	On October 2, 2008, Mr. Beracha ceased service as Non-Executive Chairman of the Board of Directors. This amount includes $151,099 which reflects a pro-rated annual cash retainer Mr. Beracha received as Non-Executive Chairman of the Board of Directors.

(7)	This amount includes: (i) $11,030, which equals the total value of all perquisites and personal benefits provided to Mr. Beracha in connection with an international market visit and Board of Directors’ meeting in Russia, and is primarily attributable to spousal travel, meals and related expenses; (ii) $5,486, which equals all tax reimbursements paid to Mr. Beracha for the tax liability related to Company provided perquisites and personal benefits; and (iii) $20,000, which represents the amount paid by the Company to match Mr. Beracha’s eligible charitable contributions in 2008.

(8)	This amount includes: (i) $549, which equals the total value of all perquisites and personal benefits provided to Mr. Compton in connection with an international market visit and Board of Directors’ meeting in Russia; and (ii) $284, which equals all tax reimbursements paid to Mr. Compton for the tax liability related to Company provided perquisites and personal benefits.

(9)	This amount includes: (i) $10,416, which equals the total value of all perquisites and personal benefits provided to Mr. Hall in connection with an international market visit and Board of Directors’ meeting in Russia, and is primarily attributable to spousal travel, meals and related expenses; (ii) $5,634, which equals all tax reimbursements paid to Mr. Hall for the tax liability related to Company provided perquisites and personal benefits; and (iii) $20,000, which represents the amount paid by the Company to match Mr. Hall’s eligible charitable contributions in 2008.

(10)	This amount includes: (i) $9,790, which equals the total value of all perquisites and personal benefits provided to Ms. Kronick in connection with an international market visit and Board of Directors’ meeting in Russia, and is primarily attributable to spousal travel, meals and related expenses; (ii) $3,521, which equals all tax reimbursements paid to Ms. Kronick for the tax liability related to Company provided perquisites and personal benefits; and (iii) $20,000, which represents the amount paid by the Company to match Ms. Kronick’s eligible charitable contributions in 2008.

(11)	This amount includes: (i) $9,084, which equals the total value of all perquisites and personal benefits provided to Ms. McGarvie in connection with an international market visit and Board of Directors’ meeting in Russia, and is primarily attributable to spousal travel, meals and related expenses; (ii) $4,478, which equals all tax reimbursements paid to Ms. McGarvie for the tax liability related to Company provided perquisites and personal benefits; and (iii) $16,000, which represents the amount paid by the Company to match Ms. McGarvie’s eligible charitable contributions in 2008.

(12)	Ms. Moore did not stand for re-election at the 2008 Annual Meeting of Shareholders and ceased service as a Director on May 28, 2008. The amount shown in the “All Other Compensation” column represents the tax reimbursement paid to Ms. Moore in connection with a nominal recognition award.

(13)	This amount includes: (i) $8,678, which equals the total value of all perquisites and personal benefits provided to Mr. Quelch in connection with an international market visit and Board of Directors’ meeting in Russia, and is primarily attributable to spousal travel, meals and related expenses; (ii) $4,785, which equals all tax reimbursements paid to Mr. Quelch for the tax liability related to Company provided perquisites and personal benefits; and (iii) $10,000, which represents the amount paid by the Company to match Mr. Quelch’s eligible charitable contributions in 2008.

(14)	On October 2, 2008, Mr. Teruel was elected to serve as Lead Director of the Board of Directors. This amount includes $7,500 which represents a pro-rated amount of the $30,000 annual cash retainer payable to the Lead Director of the Board of Directors.

(15)	This amount includes: (i) $10,908, which equals the total value of all perquisites and personal benefits provided to Mr. Teruel in connection with an international market visit and Board of Directors’ meeting in Russia, and is primarily attributable to spousal travel, meals and related expenses; (ii) $5,960, which equals all tax reimbursements paid to Mr. Teruel for the tax liability related to Company provided perquisites and personal benefits.

(16)	This amount includes: (i) $7,887, which equals the total value of all perquisites and personal benefits provided to Ms. Trudell in connection with an international market visit and Board of Directors’ meeting in Russia, and is primarily attributable to spousal travel and related expenses; and (ii) $4,025, which equals all tax reimbursements paid to Ms. Trudell for the tax liability related to Company provided perquisites and personal benefits.

Director Grants of Plan-Based Awards In Fiscal Year 2008

		All Other Stock	All Other Option	Exercise or	Closing	Grant Date Fair
		Awards:	Awards:	Base Price of	Market Price	Value of Stock
		Number of Shares	Number of Securities	Option	on	and Option
		of Stock or Units	Underlying Options	Awards	Grant Date	Awards
Name	Grant Date(1)	(#)(2)	(#)(2)	($/Sh)	($)	($)(3)

Linda G. Alvarado	04/01/2008	2,038	—	—	—	70,026
	04/01/2008	—	6,112	34.36	34.74	47,307

Barry H. Beracha	04/01/2008	2,038	—	—	—	70,026
	04/01/2008	—	6,112	34.36	34.74	47,307
	04/01/2008	2,911(4)	—	—	—	100,022

John C. Compton(5)	04/01/2008	728	—	—	—	25,014

Ira D. Hall	04/01/2008	2,038	—	—	—	70,026
	04/01/2008	—	6,112	34.36	34.74	47,307

Susan D. Kronick	04/01/2008	2,038	—	—	—	70,026
	04/01/2008	—	6,112	34.36	34.74	47,307

Blythe J. McGarvie	04/01/2008	2,038	—	—	—	70,026
	04/01/2008	—	6,112	34.36	34.74	47,307

Margaret D. Moore(6)	—	—	—	—	—	—

John A. Quelch	04/01/2008	2,038	—	—	—	70,026
	04/01/2008	—	6,112	34.36	34.74	47,307

Javier G. Teruel	04/01/2008	2,038	—	—	—	70,026
	04/01/2008	—	6,112	34.36	34.74	47,307

Cynthia M. Trudell(5)	06/01/2008	771	—	—	—	25,027

(1)	No separate column for “Date of Board Action” appears in this Director Grants of Plan-Based Awards Table since the April 1 grant date for the Directors’ annual equity awards is mandated by the terms of The PBG Directors’ Stock Plan as amended and restated (the “Directors’ Stock Plan”).

(2)	The 2008 stock awards and option awards were made under the terms of the Directors’ Stock Plan.

(3)	The assumptions used in calculating the SFAS 123R grant date fair value of the Option Awards and Stock Awards are set forth in Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008.

(4)	This amount reflects an award granted to Mr. Beracha in connection with his services as Non-Executive Chairman. Effective October 2, 2008, Mr. Beracha ceased service as Non-Executive Chairman.

(5)	Mr. Compton and Ms. Trudell each waived receipt of their annual equity awards.

(6)	Ms. Moore did not stand for re-election at the 2008 Annual Meeting of Shareholders and ceased service as a Director on May 28, 2008 and, therefore, did not receive an annual equity award.

Narrative to the Director Compensation Table and Director Grants of Plan-Based Awards Table

The compensation paid to our non-employee Directors in 2008 is reflected in the table above entitled Director Compensation In Fiscal Year 2008. Management Directors do not receive additional compensation or benefits for serving on the Board of Directors.

Retainers and Fees.  During 2008, our Directors received an annual retainer of $70,000 which was paid in quarterly installments. For the year in which a Director commences service, his or her annual retainer is pro-rated on a quarterly basis, beginning with the quarter in which he or she commenced services. Conversely, a Director who ceases to serve as a Director will not receive a quarterly payment for the quarter in which he or she ceases service unless he or she attended a meeting during such quarter.

During 2008, the Chair of the Nominating and Corporate Governance Committee received an additional $10,000 for her service and each of the Chairs for the Audit and Affiliated Transactions Committee Chair and the Compensation and Management Development Committee Chair received an additional $15,000. Committee Chair fees are pro-rated depending on length of service as Chair during the year. Committee Chairs receive their first quarterly payment in the quarter following the quarter in which they were appointed Chair. An exiting Chair receives a quarterly payment for any quarter during which he or she served any portion as Chair.

During 2008, the Director serving as Non-Executive Chairman received an additional annual retainer of $200,000. In October 2008, the Board combined the offices of Chairman and Chief Executive Officer and vacated the position of Non-Executive Chairman. At the same time, the Board named a Lead Director. The Director serving in the Lead Director role receives an additional annual retainer of $30,000. Effective October 2, 2008, Javier G. Teruel was appointed Lead Director of the Board of Directors and, as reflected in the Director Compensation Table, he received a pro-rated amount of the annual retainer for Lead Director.

Committee members also receive fees of $1,500 for each formal meeting in which the Committee member participated (in person or by telephone).

Beginning in 2009, Directors may elect to defer receipt of all or a portion of their annual cash compensation under the PBG Director Deferral Program (“Deferral Plan”) for a minimum period of one year. Under this Deferral Plan, amounts deferred by our Directors are maintained in bookkeeping accounts that are deemed invested in our common stock and dividend equivalents paid on such common stock are similarly deemed to be invested in our common stock. Deferred amounts are paid out in a lump sum cash payment on the date specified by the Director or upon the Director’s death, if earlier.

Equity Awards.  All equity awards to our non-employee Directors are made pursuant to the terms of the Directors’ Stock Plan which was approved by shareholders in May 2001. The Directors’ Stock Plan expressly sets forth the material terms relating to all equity awards available to our Directors, including specific grant dates and award values.

Initial Grant of Restricted Shares.  Under the Directors’ Stock Plan, a new Board member receives a one-time grant of $25,000 in restricted shares of PBG common stock (“Restricted Shares”) upon joining the Board. This grant vests on the first anniversary of the grant date and the Director may elect to defer receipt of the Restricted Shares until he or she leaves the Board. The amount shown for Mr. Compton, Mr. Teruel and Ms. Trudell in the “Stock Awards” column reflects the compensation expense recognized for the Restricted Shares granted to each of them upon their joining the Board. Mr. Teruel’s award vested in June 2008, Mr. Compton’s award vests in April 2009 and Ms. Trudell’s award vests in June 2009.

Annual Grant of Restricted Stock Units and Stock Options.  The Directors’ Stock Plan also provides for annual equity grants to our Directors on April 1 of each year. The 2008 annual equity grants were comprised of restricted stock units (“RSUs”) with a value of $70,000 and stock options with a face value of $210,000. The annual award amounts are pro-rated to the extent a Director commences services as a Director after April 1. Generally, no award is payable to a Director who does not stand for re-election. Also, PepsiCo Board designates typically elect to waive the annual grant of restricted stock and stock options.

On April 1, 2008, each of our Directors, with the exception of Mr. Compton, Ms. Trudell and Ms. Moore (each, a PepsiCo Board designate), received an annual grant of RSUs with a value of $70,000. The number of RSUs granted was determined by dividing $70,000 by the “Fair Market Value” (as defined in the Directors’ Stock Plan) of PBG common stock on the grant date, rounded up to the nearest whole share. The Directors’ Stock Plan defines Fair Market Value as the average of the high and low sales price for PBG common stock as reported on the NYSE on the grant date. Since our definition of Fair Market Value differs from that established under SEC regulations, we have included the “Closing Market Price on Grant Date” column in the Director Grants of Plan-Based Awards Table above as required by SEC regulations. The RSUs were immediately vested and are credited with dividend equivalents in the form of additional RSUs at the same time and in the same amount as dividends are paid to our shareholders. RSUs are settled in shares of PBG common stock. Directors were given an opportunity to defer payment of their RSUs until such time as they elect, subject to a minimum deferral period of two years. Notwithstanding any Director’s deferral election, all RSUs shall be immediately payable upon a Director’s separation from service for any reason (including death and “Disability,” as defined in the Directors’ Stock Plan).

Our Directors, with the exception of Mr. Compton, Ms. Trudell and Ms. Moore, also received an annual grant of options to purchase PBG common stock with a face value of $210,000 on April 1, 2008. The number of options granted was determined by dividing $210,000 by the exercise price of the stock options. The exercise price is equal to the Fair Market Value of PBG common stock on the grant date, rounded to the nearest penny. Under the terms of the Directors’ Stock Plan, these options vested immediately and remain exercisable until the earlier of the tenth anniversary of the grant date or five years from the recipient’s termination of services as a Director (the full ten-year term also applies in the case of death or Disability).

Non-Executive Chairman Annual Grant of Additional Restricted Stock Units.  The Directors’ Stock Plan also provides for an additional annual award of RSUs with a value of $100,000 to a Director serving as Non-Executive Chairman. The award is immediately vested and subject to mandatory deferral until separation from service as a Director. The terms of the Directors’ Stock Plan provide that this additional award of RSUs to the Non-Executive Chairman shall be made annually beginning on the first anniversary of the date the Non-Executive Chairman commences services as Non-Executive Chairman. Mr. Beracha was appointed Non-Executive Chairman on April 1, 2007, and he received this additional annual award of RSUs on April 1, 2008. On October 2, 2008, the Board of Directors combined the offices of Chairman and Chief Executive Officer and vacated the position of Non-Executive Chairman.

All Other Compensation.  Our Directors are eligible to participate in the Company’s charitable gift match program on the same basis as all Company employees. Under this program, certain charitable donations of up to an annual, aggregate maximum of $10,000 are matched on a one-for-one basis or, if the Director serves on the board of the recipient charitable institution, on a two-for-one basis. The amount of the Company match for each Director is reflected in the “All Other Compensation” column of the Director Compensation Table. In addition, in certain circumstances, limited perquisites and personal benefits may be provided by the Company to our Directors. Tax reimbursements related to these Company-provided perquisites and personal benefits may be provided in these limited circumstances. In 2008, perquisites and personal benefits were provided to our Directors in connection with an international market visit and Board meeting in Russia. The Directors’ spouses were encouraged to attend this meeting, and the perquisites and personal benefits associated with the meeting are reflected in the “All Other Compensation” column of the Director Compensation Table. Directors do not receive any other compensation except as discussed above, nor do they receive retirement, health or life insurance benefits.

OWNERSHIP OF PBG COMMON STOCK

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of our outstanding common stock to file with the SEC reports of ownership and changes in ownership of our common stock held by such persons. Officers, directors and greater than ten percent shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to all of our reporting persons were complied with during fiscal year 2008.

Stock Ownership of Certain Beneficial Owners.  Based on the most recent Schedule 13G filings, shareholders holding more than 5% of our common stock as of February 13, 2009 are:

		Number of
		Shares
Name and Address	Title of	Beneficially	Percent
Of Beneficial Owner	Class	Owned	of Class

PepsiCo, Inc.(1)	Class B Common Stock	100,000	100%
700 Anderson Hill Road	Common Stock	70,066,458	33.1	%(2)
Purchase, NY 10577

(1)	PepsiCo reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 9, 2009. The filing indicates that, as of December 31, 2008, PepsiCo has sole voting power and sole dispositive power for 70,166,458 shares of our common stock including Class B common stock. As of February 13, 2009, to our knowledge PepsiCo beneficially owned 70,166,458 shares of our common stock including Class B common stock.

(2)	Percentage is calculated based upon the number of outstanding shares of our common stock as of February 13, 2009.

Ownership of Common Stock by Directors and Executive Officers.  The following table shows, as of February 13, 2009, the shares of our common stock beneficially owned by (i) each director and director nominee, (ii) each Named Executive Officer, and (iii) all directors and executive officers as a group. Except as otherwise noted, each of the following persons has sole voting or investment power with respect to the shares of common stock beneficially owned by him or her.

	Number of
	Shares
	Beneficially				Percent of
Name of Individual	Owned		Deferral Plans(1)	Total	Class

Linda G. Alvarado	98,814		9,612	108,426	*
Barry H. Beracha	108,400		6,066	114,466	*
John C. Compton	0	(2)	0	0	*
Victor L. Crawford	117,418	(3)(4)	0	117,418	*
Alfred H. Drewes	444,596	(4)	0	444,596	*
Eric J. Foss	1,092,433	(4)	0	1,092,433	*
Ira D. Hall	50,505		3,545	54,050	*
Robert C. King	208,119	(4)	0	208,119	*
Susan D. Kronick	99,346		8,445	107,791	*
Blythe J. McGarvie	50,827		12,425	63,252	*
Yiannis Petrides	233,950	(4)	0	233,950	*
John A. Quelch	21,271		7,060	28,331	*
Javier G. Teruel	14,005		0	14,005	*
Cynthia M. Trudell	0	(2)	0	0	*
All directors and all executive officers as a group (16 persons)	3,067,581		47,153	3,114,734	1.5

*	Less than 1%

(1)	Reflects PBG phantom stock units and restricted stock units deferred under deferred compensation arrangements that will be settled in shares of PBG common stock on a one-for-one basis.

(2)	Mr. Compton and Ms. Trudell each disclaim any beneficial ownership that he or she may have in PepsiCo’s shares of our common stock and Class B common stock.

(3)	The shares shown for Mr. Crawford include 1,600 shares over which Mr. Crawford shares voting power with his spouse.

(4)	Includes shares of our common stock that our executive officers will have the right to acquire within 60 days of February 13, 2009 through the exercise of stock options as follows: Victor L. Crawford, 34,373 shares; Alfred H. Drewes, 47,860 shares; Eric J. Foss, 171,065 shares; Robert C. King, 44,381 shares; Yiannis Petrides, 47,860 shares; and all directors and executive officers as a group, 422,113 shares.

Stock Ownership Guidelines.  Our stock ownership guidelines call for key senior executives to own our common stock (or deferral plan units) ranging from 15,000 shares for certain executives and up to 175,000 shares for our Chairman and Chief Executive Officer. The stock ownership goal must be reached by no later than January 2012 for our Chairman and Chief Executive Officer, and for the other executives, within five years of their election or appointment. Annual requirements equal to 20% of the total number of shares required must also be met during the five-year period. Our Board maintains a mandatory holding policy for stock options and restricted stock pursuant to which each of our executive officers is expected to retain 20% of his shares of our common stock acquired upon the exercise of stock options and vesting of restricted stock until such executive officer satisfies our stock ownership guidelines described above.

In addition, our Board amended our Corporate Governance Principles and Practices in 2006 to include stock ownership guidelines for non-employee directors. The stock ownership guidelines call for non-employee directors to own 6,000 shares of common stock within five years of their election to our Board. Outstanding stock options are not counted towards the satisfaction of the ownership guidelines for either executives or directors. All of our executive officers and non-employee directors have met or exceeded their annual stock ownership guideline requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

What are the highlights of our 2008 executive compensation program as described in this CD&A?

•	The primary objectives of our compensation program are to attract, retain, and motivate talented and diverse domestic and international executives

•	We provide our executive officers with the following types of compensation: base salary, short-term performance-based cash incentives, and long-term performance-based equity incentive awards

•	We believe that to appropriately motivate our senior executives to achieve and sustain the long-term growth of the Company, a majority of their compensation should be tied to the performance of the Company and each executive’s contribution to that performance

•	We use equity-based compensation as a means to align the interests of our executives with those of our shareholders

•	We believe the design of our executive compensation program drives performance in a financially responsible way that is sensitive to the dilutive impact on shareholders

•	We generally target total compensation within the third quartile of companies within our peer group of companies which was changed slightly in 2008

•	In early 2008, consistent with this philosophy, we granted a special, one-time performance-based equity award (the “Strategic Leadership Award”) to select senior executives linking their long-term compensation with the Company’s strategic imperatives and reinforcing continuity within the senior leadership team

•	In early 2008, we added an individual, non-financial performance component to our annual performance-based cash incentive program for senior executives to reinforce the importance of their individual contribution to certain non-financial objectives

•	The challenging worldwide economic environment resulted in Company performance in 2008 that was significantly below target. Our management nevertheless delivered solid year-over-year financial results. Based on these results, the Committee determined it appropriate to award a discretionary bonus amount to each of the Named Executive Officers. The total bonus payout for each of the Named Executive Officers was significantly below target

•	We have never backdated or re-priced equity awards and we do not time our equity award grants relative to the release of material non-public information

•	Our executive officers do not have employment, severance or change-in-control agreements

•	We do not provide any gross-ups for potential excise taxes that may be incurred in connection with a change-in-control of the Company

•	We have a long-standing policy in place to recoup compensation from an executive who has engaged in misconduct

•	Our executives participate in the same group benefit programs, at the same levels, as all employees

Who oversees our executive compensation program?

Our executive compensation program is overseen by our Compensation and Management Development Committee, which is comprised solely of independent, non-employee directors. For a description of the Committee’s composition and responsibilities, see the section entitled “Corporate Governance — Committees of the Board of Directors” and for a description of the role of its independent compensation consultant, see the section entitled “Corporate Governance — Independent Compensation Consultant.”

What are the objectives of our executive compensation program?

The objectives of our executive compensation program are to:

•	Provide a total compensation program that is appropriately competitive within our industry and reinforces our short-term and long-term business objectives by:

■	motivating and rewarding key executives for achieving and exceeding our business objectives;

■	providing financial consequences to key executives for failing to achieve our business objectives; and

■	attracting and retaining key executives through meaningful wealth-creation opportunities;

•	Align the interests of shareholders, the Company and executives by placing particular emphasis on performance-based and equity-based compensation;

•	Maintain a financially responsible program that is appropriate within our financial structure and sensitive to the dilutive impact on shareholders; and

•	Establish and maintain our program in accordance with all applicable laws and regulations, as well as with corporate governance best practices.

How do we achieve our objectives?

We achieve our objectives through the use of various executive compensation elements that drive both short-term and long-term Company performance, deliver to our executives fixed pay as well as variable, performance-based pay, and provide significant personal exposure to PBG common stock. In 2008, the principal elements of executive compensation were base salary, an annual performance-based cash incentive (variable, short-term pay), and long-term incentive awards in the form of stock options and RSUs (variable, long-term pay). These three elements of executive compensation are referred to as “total compensation.”

Objective
Alignment with
Element of Total	Form of		Motivation		Shareholder
Compensation	Compensation	Attraction	Short-Term	Long-Term	Interests	Retention
Base Salary	Cash	✓	✓			✓

Annual Performance-Based Cash Incentive	Cash	✓	✓		✓	✓

Long-Term Performance-Based Equity Incentive	Stock Options RSUs	✓		✓	✓	✓

Why do we choose to pay a mix of cash and equity-based compensation?

We view the combination of cash and equity-based compensation as an important tool to assist us in achieving the objectives of our program. The Committee periodically reviews the mix of cash and equity-based compensation provided under the program to ensure that the mix is appropriate in light of market trends and the Company’s primary business objectives.

We pay base salary in cash so that our executives have a steady, liquid source of compensation.

We pay our annual incentive in cash because our annual incentive is tied to the achievement of our short-term (i.e., annual) business objectives, and we believe a cash bonus is the strongest way to motivate and reward the achievement of these objectives.

Finally, we pay our long-term incentive in the form of PBG equity because our long-term incentive is tied to our long-term business objectives, and we believe the market value of PBG equity is a strong indicator of whether PBG is achieving its long-term business objectives.

For 2008, our Named Executive Officers’ percentage of cash (based on base salary and target payout of the short-term cash incentive) versus equity-based pay (based on the grant date fair value of the annual

2008 equity awards and the annualized grant date fair value (one-fourth) of the one-time Strategic Leadership Award), was approximately as follows:

Chairman and CEO	Other Named Executive Officers (Average)

Why is the compensation of our Named Executive Officers largely performance-based compensation rather than fixed?

Consistent with the objectives of our program, we utilize the performance-based elements of our program to reinforce our short-term and long-term business objectives and to align shareholder and executive interests. We believe that to appropriately motivate our senior executives to achieve our business objectives, a majority of their compensation should be tied to the performance of the Company. Thus, we link the level of compensation to the achievement of our business objectives. As a result of this link, for years when the Company achieves above-target performance, executives will be paid above-target compensation, and for years when the Company achieves below-target performance, executives will be paid below-target compensation.

We also believe that the more influence an executive has over Company performance, the more the executive’s compensation should be tied to our performance results. Thus, the more senior the executive, the greater the percentage of his or her total compensation that is performance-based.

When looking at the three elements of total compensation, we view base salary as fixed pay (i.e., once established, it is not performance-based) and the annual incentive and long-term incentive as performance-based pay. With respect to our cash-based, annual incentive, our intent is to emphasize the Company’s performance in a given year. As a result of a design change approved by the Committee in 2008, we link eighty percent of the annual incentive to the achievement of annual performance measures (such as year-over-year profit and volume growth) and twenty percent of the incentive to the achievement of individual non-financial performance measures (such as employee and customer satisfaction survey scores). With respect to our equity-based, long-term incentive, we view the market value of PBG common stock as the primary performance measure. This is especially true in the case of stock options, which have no value to the executive unless the market value of PBG common stock goes up after the grant date. In the case of other equity-based awards to the Named Executive Officers, such as RSUs, that have value to the executive even if the market value of PBG common stock goes down after the grant date, we typically include a second performance component — such as a specific earnings per share performance target — that must be satisfied in order for the executive to vest in the award. In addition, we may grant supplemental, performance-based equity awards to executives in order to link long-term compensation with the Company’s strategic imperatives and to reinforce continuity within the senior leadership team, as we did with the 2008 Strategic Leadership Awards.

The percentage of our Named Executive Officers’ 2008 total target compensation that was performance-based (based on base salary, target payout of the short-term cash incentive, the grant date fair value of the annual 2008 equity awards and the annualized grant date fair value (one-fourth) of the one-time Strategic Leadership Awards) was approximately as follows:

Chairman and CEO	Other Named Executive Officers (Average)

Why do we use earnings per share, volume and cash flow as the financial criteria for our performance-based compensation?

In selecting the criteria on which to base the performance targets underlying our short-term and long-term incentive pay, we choose criteria that are leading indicators of our success, important to our shareholders and external market professionals, and relevant to our executives whose performance we strive to motivate towards the achievement of the particular targets.

For our business and industry, we believe the most relevant financial criteria on which to evaluate our success are comparable (or operational) earnings per share (“EPS”), profit, volume of product sold, and operating free cash flow (as defined in our earnings releases). We view EPS as the best composite indicator of PBG’s operational performance. The Committee, therefore, emphasizes comparable EPS in establishing performance targets for the Named Executive Officers. In evaluating our performance against such EPS targets, the Committee considers the impact of unusual events on our reported EPS results (e.g., acquisitions, changes in accounting practices, share repurchases, etc.) and adjusts the reported results for purposes of determining the extent to which the comparable EPS targets were or were not achieved. The comparable EPS performance targets and results utilized by the Committee under our compensation program are generally consistent with the Company’s publicly disclosed EPS guidance and results.

Short-Term Incentive.  Under our short-term incentive program, we establish performance targets that are designed to motivate executives to achieve our short-term business targets. Therefore, for the executives leading our geographic business units, the Committee links the payment of 80% of the executives’ annual bonus to the achievement of year-over-year profit and volume growth targets, which are set at levels specifically chosen for each geographic territory. The Committee believes tying a substantial portion of these executives’ annual bonuses to local profit and volume growth is the best way to motivate executives to achieve business success within the regions they manage. Beginning in 2008, 20% of each senior executive’s annual bonus is tied to individual non-financial goals which are qualitative and specific to the executive’s area of responsibility. The Committee implemented these goals to reinforce the importance of certain non-financial business objectives.

For our Named Executive Officers, the Committee establishes a table of comparable EPS targets that, depending on the level of EPS achieved during the year, establishes the maximum bonus payable to each executive for that year. No bonus is payable if comparable EPS is below a certain level. The Committee then uses its discretion to determine the actual bonus paid to each executive, which is never greater, and is typically much less, than the maximum bonus payable. In exercising this discretion, the Committee refers to a separately established comparable EPS or net operating profit before taxes (“NOPBT”) target, as well as volume and operating free cash flow targets, and individual non-financial targets, all of which the Committee approves at the beginning of the year. For Named Executive Officers with worldwide responsibilities, the financial targets are typically consistent with the Company’s EPS, volume and operating free cash flow guidance provided to external market professionals at the beginning of the year. For Named Executive Officers with responsibility over one of our operating segments outside the United States, these targets are typically consistent with the Company’s internal operating plans for the particular segment.

As a result of the 2008 introduction of individual, non-financial targets, the Committee’s discretion is also guided by the Chairman and CEO’s evaluation of each of the other Named Executive Officer’s performance against these targets. In addition, consistent with past practice, the Committee separately considers the performance of the Chairman and CEO and is guided by reference to certain pre-established, non-financial targets specific to the Chairman and CEO (often related to strategic planning, organizational capabilities and/or executive development).

Notably, in establishing the actual bonus paid for each Named Executive Officer (within the limit of the maximum bonus payable), the Committee refers to the above financial and non-financial targets, but reserves the right to pay a bonus at the level it deems appropriate based on the performance of the Company and each executive. The performance targets established by the Committee with respect to the 2008 bonus are more fully described at page 33.

Long-Term Incentive.  The Committee provides our long-term incentive in the form of an equity-based award because it believes the price of PBG common stock is a strong indicator of whether PBG is meeting its long-term objectives. The Committee, therefore, believes it important that each executive, in particular our senior executives, have personal financial exposure to the performance of PBG common stock. Such exposure results in a link between shareholder and executive interests and motivates our executives to achieve and sustain the long-term growth of PBG. Consequently, we are committed to paying a significant portion of executive compensation in the form of PBG equity. We are deliberate, however, in our use of equity compensation to avoid an inappropriate dilution of PBG’s current shareholders.

As a way of ensuring our executives remain motivated and to bolster the retention of our executives, the Committee does not provide for immediate vesting of our long-term incentive awards. Instead, consistent with the three-year time frame with respect to which we establish our strategic plans, the Committee typically provides for a three-year vesting period for equity-based awards. Executives must remain an employee of the Company through the vesting date to vest in the award. For equity-based awards that have no intrinsic value to the executive on the grant date, such as stock options, the Committee typically provides for staged vesting of such awards over the three-year vesting period (e.g., one-third vesting each year). For equity-based awards that have value to the executive on the grant date, such as RSUs, the Committee typically provides for vesting of the award only at the end of the three-year period.

Typically, for awards to our Named Executive Officers that have actual value on the grant date (such as RSUs), the Committee also establishes a comparable EPS performance target for the year in which the award is granted. The achievement of this EPS target is a prerequisite to vesting in the award at the end of the three-year vesting period. The Committee believes such an additional performance element is appropriate to ensure that the executives do not obtain significant compensation if the performance of the Company in the year of grant is significantly below our EPS target. As our long-term incentive is designed to reinforce our long-term business objectives, however, the Committee typically establishes this one-year EPS performance target at a lower level than the Company’s external guidance. The Committee does so to ensure that executives only lose the RSUs granted in that year if the Company misses its EPS target to such an extent as to indicate that a performance issue exists that is unlikely to be resolved in the near term. The implementation of this additional EPS performance target also ensures that the compensation paid through our long-term incentive is deductible to the Company (see the section entitled “Deductibility of Compensation Expenses” below).

Why do we provide perquisites as an element of compensation?

Certain perquisites provided to our senior executives are services or benefits designed to ensure that executives are fully focused on their responsibilities to the Company. For example, we make annual physicals available to our senior executives so that they can efficiently address this important personal issue and, therefore, maximize their productivity at work. Other perquisites, such as our Company car program, simply represent a Company choice on how to deliver fixed pay to our executives.

We also provide certain specific perquisites to senior executives who move to and work in international locations. Such perquisites are provided based on local and competitive practices. Perquisites such as housing allowances are typical in the international arena.

For certain limited perquisites, the Company reimburses (or grosses-up) the executive for the tax liability resulting from the income imputed to the executive in connection with the perquisite. We do so because we do not want our provision of such perquisites to result in a financial penalty to the executive or potentially discourage the executive from taking advantage of the perquisite. For example, we gross-up an executive with respect to his or her annual physical and benefits provided under the Company car program. We do not, however, gross-up perquisites with respect to which the Company does not have an interest in encouraging, such as our executives’ limited personal use of corporate transportation.

In 2008, limited perquisites were provided to our Named Executive Officers, consistent with the Company practice described above. These perquisites are described in more detail in the footnotes to the Summary Compensation Table.

What other forms of compensation do we provide to our employees, including the Named Executive Officers, and why do we provide them?

The Company provides a number of other employee benefits to its employees, including the Named Executive Officers, that are generally comparable to those benefits provided at similarly sized companies. Such benefits enhance the Company’s reputation as an employer of choice and thereby serve the objectives of our compensation program to attract, retain and motivate our executives.

Pension.  During 2008, the Company maintained a qualified defined benefit pension plan for essentially all U.S. salaried and hourly non-union employees hired before January 1, 2007, and a non-qualified defined benefit pension plan (the “Excess Plan”) for such employees with annual compensation or pension benefits in excess of the limits imposed by the IRS. The Excess Plan provides for a benefit under the same benefit formula as provided under the qualified plan, but without regard to the IRS limits. The terms of these plans are essentially the same for all participating employees and are described in the Narrative to the Pension Benefits Table. Our U.S.-based Named Executive Officers (Messrs. Foss, Drewes, King and Crawford) have accrued pension benefits under these plans.

Mr. Petrides participates in a separate international non-qualified defined benefit pension plan (the “PepsiCo International Retirement Plan”), which is designed to provide a pension benefit to senior executives who live and work outside of the U.S. or their home country. The pension benefit provided under this plan is essentially the same as that provided to our U.S. employees under the above-referenced qualified pension plan and Excess Plan and is offset by all amounts paid to or on behalf of the executive by the Company pursuant to any Company sponsored plan or government mandated programs.

The Company does not provide any specially enhanced pension plan formulas or provisions that are limited to our Named Executive Officers.

Effective April 1, 2009, the Company amended its qualified and non-qualified defined benefit pension plans to cease all future accruals for salaried and non-union U.S. hourly employees with the exception of employees who, on March 31, 2009 (i) met a Rule of 65 (combined age and years of service equal to or greater than 65) or (ii) were at least age 50 with five years of service. The Named Executive Officers except for Mr. Crawford satisfy the Rule of 65 and will continue to accrue pension benefits. Mr. Crawford will cease to accrue pension benefits and will be eligible to receive the Company Retirement Contribution described below.

401(k) Savings Plan.  Our U.S.-based Named Executive Officers participate in the same 401(k) savings program as provided to other U.S. employees. This program includes a Company match. The Company does not provide any special 401(k) benefits to our Named Executive Officers.

In general, salaried and non-union U.S. hourly employees hired on or after January 1, 2007 are eligible to receive a company retirement contribution (“CRC”) under the 401(k) plan equal to 2% of eligible compensation (annual pay and bonus). Effective April 1, 2009, salaried and non-union U.S. hourly employees who ceased to accrue a benefit under the defined benefit pension plans will be eligible to receive the CRC, and the CRC for all eligible employees with ten or more years of service will be 3% of eligible compensation.

Deferred Income Program.  The Company also maintains an Executive Income Deferral Program (the “Deferral Program”), through which all Company executives, including the Named Executive Officers, paid in U.S. dollars, may elect to defer their base salary and/or their annual cash bonus. The Company makes the Deferral Program available to executives so they have the opportunity to defer their cash compensation without regard to the limit imposed by the IRS for amounts that may be deferred under the 401(k) plan. The material terms of the Deferral Program are described in the Narrative to the Nonqualified Deferred Compensation Table.

Health and Welfare Benefits.  The Company also provides other benefits such as medical, dental, life insurance, and long-term disability coverage, on the same terms and conditions, to all employees, including the Named Executive Officers.

What policies and practices do we utilize in designing our executive compensation program and setting target levels of total compensation?

The Committee has established several policies and practices that govern the design and structure of PBG’s executive compensation program.

Process of Designing the Executive Compensation Program.  Each year, the Committee reviews the PBG executive compensation program and establishes the target compensation level for our Chairman and CEO and the other Named Executive Officers who appear in the tables in this proxy statement. For a description of this process, see the section entitled “Corporate Governance — Process of Designing the Executive Compensation Program.”

Target Compensation — Use of Peer Group Data.  In establishing the target total compensation for the Named Executive Officers, the Committee considers the competitive labor market, as determined by looking at PBG’s peer group of companies and other compensation survey data. The Committee believes that the total compensation paid to our executive officers generally should be targeted within the third quartile (which for 2008 we defined as the average of the 50th and 75th percentile) of the total compensation opportunities of executive officers at comparable companies. The Committee believes that this target is appropriately competitive and provides a total compensation opportunity that will be effective in attracting, retaining and motivating the leaders we need to be successful.

For positions with respect to which there is widespread, publicly available compensation data (e.g. CEO), we establish the third quartile based on compensation data of our peer group companies. PBG’s peer group is made up of comparably sized companies, each of which is a PBG competitor, customer or peer from the consumer goods or services industry. Our peer group companies are generally world-class, industry leading companies with superior brands and/or products. The Committee, with the assistance of senior management and the Committee’s independent compensation consultant, periodically reviews PBG’s peer group to ensure the peer group is an appropriate measure of the competitive labor market for the Company’s senior executives. In January 2008, after review and discussion with the Committee’s independent compensation consultant and senior management, the Committee approved changes to PBG’s peer group of companies and this peer group was used for purposes of determining the Chairman and CEO’s target total compensation. The peer group was modified to put greater focus on companies that do not require the development of big innovation platforms and are not as globally oriented. In addition, Aramark Corporation ceased trading as a public company and was removed from our peer group of companies. Specifically, the peer group of companies was changed as follows:

Deleted	Added

Colgate-Palmolive Company	ConAgra Foods, Inc.
Kimberly-Clark Corporation	Newell Rubbermaid Inc.
Staples, Inc.	Sysco Corporation
Yum! Brands, Inc.
Aramark Corporation

Our current peer group includes:

Anheuser-Busch Companies, Inc	H.J. Heinz Company
Campbell Soup Company	Hershey Foods Corporation
Clorox Company, Inc.	Kellogg Company
Coca-Cola Enterprises Inc.	Newell Rubbermaid Inc.
ConAgra Foods, Inc.	PepsiAmericas, Inc.
Dean Foods Company	Sara Lee Corporation
FedEx Corporation	Supervalu Inc.
General Mills, Inc.	Sysco Corporation

Comparative financial measures and number of employees for the 2008 peer group are shown below:

	Peer Group*		PBG*
		75th	PBG	Percent
	Median	Percentile	Data	Rank
Revenue	$11,799	$17,748	$13,591	68%
Net Income	$604	$1,027	$532	48%
Market Capitalization	$12,128	$19,052	$8,839	26%
Number of Employees	27,497	51,175	69,100	85%

*	Dollars are in millions. Based on information as of December 31, 2007.

For senior executive positions for which peer group data is not consistently publicly available (e.g., a general manager with specific geographic responsibilities), we establish the third quartile based on available peer group data and other compensation survey data from nationally-recognized human resources consulting firms.

Based on the peer group and other survey data, the Committee establishes the third quartile for target total compensation for each executive, as well as for various elements of total compensation, including base pay, total annual cash (base pay and target annual incentive) and total compensation (total annual cash and long-term incentive). The Committee then establishes the midpoint of the third quartile as its “market target.” The market target for each element of total compensation is determined by reference to compensation payable in U.S. dollars. To the extent a Named Executive Officer’s salary or annual performance-based cash incentive is paid in a currency other than U.S. dollars, the value in U.S. dollars will fluctuate based on changes in the exchange rate. For example, Mr. Petrides’ compensation is paid in Euros. Consequently, as the value of the Euro changes relative to the value of the U.S. dollar, the value of Mr. Petrides’ salary stated in U.S. dollars changes accordingly (even though the salary he actually receives in Euros stays the same).

Establishing Target Compensation; Role of the Chairman and CEO.  The Committee does not formulaically set the target total compensation for our Named Executive Officers at the market target. In determining the appropriate target total compensation for each executive, the Committee reviews each individual separately and considers a variety of factors in establishing his or her target compensation. These factors may include the executive’s time in position, unique contribution or value to PBG, recent performance, and whether there is a particular need to strengthen the retention aspects of the executive’s compensation. For a senior executive recently promoted into a new position, his or her total compensation will often fall below the targeted third quartile. In such cases, the Committee may establish a multi-year plan to raise the executive’s total compensation to the market target and, during such time, the executive’s compensation increases will often be greater than those of other senior executives. This was the case for our Chairman and CEO during 2008.

In establishing the target total compensation for the Chairman and CEO, the Committee, together with the Nominating and Corporate Governance Committee, formally advises the Board on the annual individual performance of the Chairman and CEO and the Committee considers recommendations from its independent compensation consultant regarding his compensation. The Chairman and CEO is not involved in determining his compensation level and he is not present during the executive session during which the Committee evaluates the performance of the Chairman and CEO against pre-established qualitative and quantitative targets. The Committee, however, does request that the Chairman and CEO provide it with a self-evaluation of his performance against the pre-established targets prior to such executive session.

In establishing the target total compensation for Named Executive Officers other than the Chairman and CEO, the Committee, with the assistance of the Chairman and CEO and its independent compensation consultant, evaluates each executive’s performance and considers other individual factors such as those referenced above.

Use of Tally Sheets.  The Committee annually reviews a tally sheet of each Named Executive Officer’s PBG compensation. This tally sheet includes detailed data for each of the following compensation elements and includes a narrative description of the material terms of any relevant plan, program or award:

•	Annual direct compensation: Information regarding base salary, annual incentive, and long-term incentive for the past three years;

•	Equity awards: Detailed chart of information regarding all PBG equity-based awards, whether vested, unvested, exercised or unexercised, including total pre-tax value to the executive and holdings relative to the executive’s Stock Ownership Guidelines (discussed below);

•	Perquisites: Line item summary showing the value of each perquisite as well as the value of the tax gross-up, if any;

•	Pension / Deferred Compensation: Value of pension plan benefits (qualified plan, non-qualified plan and total) and value of defined-contribution plan accounts (401(k) and deferred compensation), including the year-over-year change in value in those accounts;

•	Life Insurance Benefits (expressed as multiple of cash compensation as well as actual dollar value);

•	Description of all compensation and benefits payable upon a termination of employment.

The Committee reviews the information presented in the tally sheet to ensure that it is fully informed of all the compensation and benefits the executive has received as an employee of the Company. The Committee does not, however, specifically use the tally sheet or wealth accumulation analysis in determining the executive’s target compensation for a given year.

Form of Equity-Based Compensation.  Under our program, each executive annually receives an equity-based, long-term incentive award. Our shareholder-approved Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”) authorizes the Committee to grant equity-based awards in various forms, including stock options, restricted stock, and RSUs. The Committee selects the form of equity award based on its determination as to which form most effectively achieves the objectives of our program. While the amount of the award varies based on the level of executive, the form of the annual award has historically been the same for all PBG executives regardless of level.

The Committee periodically considers various forms of equity-based awards based on an analysis of market trends as well as their respective tax, accounting and share usage characteristics. The Committee has determined that a mix of forms is appropriate and that the annual long-term incentive award shall be in the form of 50% stock options and 50% RSUs (based on grant date fair value).

The Committee believes this mix of forms is the most appropriate approach for the Company because of the balanced impact this mix has when viewed in light of several of the objectives of our executive compensation program, including motivating and retaining a high-performing executive population, aligning the interests of shareholders and executives, and creating a program that is financially appropriate for PBG and sensitive to the dilutive impact on shareholders.

Equity Award Grant Practices.  We have a consistent practice with respect to the granting of stock options and other equity-based awards, which the Committee established early in the Company’s history and which belies any concern regarding the timing or pricing of such awards, in particular stock options.

Timing of Grants.  Executives receive equity-based awards under three scenarios. First, all executives annually receive an award, which has always been comprised, entirely or in part, of stock options. Under the Company’s long-established practice, the Committee approves this annual award at its first meeting of the calendar year (around February 1) and establishes the grant date of the award as March 1. March 1 was selected because it aligns with several other PBG human resources processes for employees generally, including the end of the annual performance review process and the effective date of base salary increases.

Second, individuals who become an executive of PBG for the first time within six months after the March 1 date are eligible for an equity award equal to 50% of the annual award. This pro-rated award is granted to all new executives on the same, fixed date of September 1.

Finally, senior executives may, on rare occasion, receive an additional equity-based award when they are first hired by PBG, when they are promoted to a new position, or when there is a special consideration related to an executive that the Committee seeks to address. In all cases of these awards, the grant date occurs after the award is approved.

Pricing of Stock Options.  Throughout the Company’s history, the exercise price of stock options has been equal to the fair market value of PBG common stock on the grant date. The Company has never backdated or repriced stock options. We define “Fair Market Value” in the LTIP as the average of the high and low sales prices of PBG common stock as recorded on the NYSE on the grant date, rounded up to the nearest penny. We believe our stock option pricing methodology is an accurate representation of the fair market value of PBG common stock on the grant date even though our methodology is different from that selected by the SEC (i.e., the closing price on the grant date).

What are some other policies and practices that govern the design and structure of our compensation program?

Stock Ownership Guidelines.  To achieve our program objective of aligning shareholder and executive interests, the Committee believes that our business leaders must have significant personal financial exposure to PBG common stock. The Committee, therefore, has established stock ownership guidelines for the Company’s key senior executives and directors. These guidelines are described in the section entitled “Ownership of PBG Common Stock — Stock Ownership Guidelines.”

Trading Windows / Trading Plans / Hedging.  We restrict the ability of certain employees to freely trade in PBG common stock because of their periodic access to material non-public information regarding PBG. Under our Insider Trading Policy, our key executives are permitted to purchase and sell PBG common stock and exercise PBG stock options only during limited quarterly trading windows. Our senior executives are generally required to conduct all stock sales and stock option exercises pursuant to written trading plans that are intended to satisfy the requirements of Rule 10b5-1 of the Securities Exchange Act. In addition, under our Worldwide Code of Conduct, all employees, including our Named Executive Officers, are prohibited from hedging against or speculating in the potential changes in the value of PBG common stock.

Compensation Recovery for Misconduct.  While we believe our executives conduct PBG business with the highest integrity and in full compliance with the PBG Worldwide Code of Conduct, the Committee believes it appropriate to ensure that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in fraudulent or other inappropriate conduct. Therefore, the Committee has included as a term of our equity-based awards that in the event the Committee determines that an executive has engaged in “Misconduct” (which is defined in the LTIP to include, among other things, a violation of our Code of Conduct), then all of the executive’s then outstanding equity-based awards shall be immediately forfeited and the Committee, in its discretion, may require the executive to repay to the Company all gains realized by the executive in connection with any PBG equity-based award (e.g., through option exercises or the vesting of RSUs) during the twelve-month period preceding the date the Misconduct occurred. This latter concept of repayment is commonly referred to as a “claw back” provision.

Similarly, in the event of termination of employment for cause, the Company may cancel all or a portion of an executive’s annual cash incentive or require reimbursement from the executive to the extent such amount has been paid.

As a majority of the compensation paid to an executive at the vice president level or higher is performance-based, the Committee believes our approach to compensation recovery through the LTIP and annual incentive is the most direct and appropriate for PBG.

Employment / Severance Agreements.  Neither our Chairman and CEO nor any other Named Executive Officer has (or ever has had) an individual employment or severance agreement with the Company entitling him to base salary, cash bonus, perquisites, or new equity grants following termination of employment.

Indeed, as a matter of policy and practice, the Company does not generally enter into any individual agreements with executives. There are limited exceptions to this policy. First, in connection with the involuntary termination of an executive, the Company has, in light of the circumstances of the specific situation, entered into appropriate severance or settlement agreements. Second, in the case of an executive’s retirement, the Company has, on rare occasion, entered into a short-term consulting arrangement with the retired executive to ensure a proper transfer of the business knowledge the retired executive possesses. Finally, our standard long-term incentive award agreement that applies to all executives typically provides for the accelerated vesting of outstanding, unvested awards in the case of the executive’s approved transfer to PepsiCo, death, disability or retirement subject to satisfaction of any applicable performance-based vesting condition in the case of approved transfer or retirement. With respect to our Chairman and CEO and other Named Executive Officers, the value of these benefits is summarized in the Narrative and accompanying tables entitled Potential Payments Upon Termination or Change In Control.

Approved Transfers To / From PepsiCo.  We maintain a policy intended to facilitate the transfer of employees between PBG and PepsiCo. The two companies may, on a limited and mutually agreed basis, exchange employees who are considered necessary or useful to the other’s business (“Approved Transfers”). Certain of our benefit and compensation programs (as well as PepsiCo’s) are designed to prevent an Approved Transfer’s loss of compensation and benefits that would otherwise occur upon termination of his or her employment from the transferring company. For example, at the receiving company, Approved Transfers receive pension plan service credit for all years of service with the transferring company. Also, upon transfer, Approved Transfers generally vest in their transferring company equity awards rather than forfeit them as would otherwise be the case upon a termination of employment.

One of our Named Executive Officers, Mr. Drewes was an Approved Transfer from PepsiCo. As discussed in the footnotes to the Pension Benefits Table, Mr. Drewes will be eligible for pension benefits attributable to his service both at PepsiCo prior to transfer and at the Company. The Potential Payments Upon Termination or Change In Control section sets forth in more detail the various compensation and benefits available to Approved Transfers.

Change in Control Protections.  PBG was created in 1999 via an initial public offering by PepsiCo, and PepsiCo holds approximately 40% of the voting power of PBG common stock. As such, an acquisition of PBG can only practically occur with PepsiCo’s consent. Given this protection against a non-PepsiCo approved acquisition, the only change in control protection we provide through our executive compensation program is a term of our LTIP, which provides for the accelerated vesting of all outstanding, unvested equity-based awards at the time of a change in control of PBG. With respect to our Chairman and CEO and other Named Executive Officers, the events that constitute a change in control and the value of change in control benefits provided under the LTIP are summarized in the Narrative and accompanying tables entitled Potential Payments Upon Termination or Change In Control. The Company does not gross-up any executive for potential excise taxes that may be incurred in connection with a change in control.

Deductibility of Compensation Expenses.  Pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”), certain compensation paid to the Chairman and CEO and other Named Executive Officers in excess of $1 million is not tax deductible, except to the extent such excess compensation is performance-based. The Committee has and will continue to carefully consider the impact of Section 162(m) when establishing the target compensation for executive officers. For 2008, we believe that substantially all of the compensation paid to our executive officers satisfies the requirements for deductibility under Section 162(m).

As one of our primary program objectives, however, the Committee seeks to design our executive compensation program in a manner that furthers the best interests of the Company and its shareholders. In certain cases, the Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating shareholder value. The Committee, therefore, retains the ability to pay appropriate compensation to our executive officers, even though such compensation is non-deductible.

What compensation actions were taken in 2008 and why were they taken?

In January 2008, the Committee took action with respect to each element of total compensation (annual base salary, short-term cash incentive and long-term equity incentive award) for each Named Executive Officer following the principles, practices and processes described above. The 2008 target total compensation for each of the Named Executive Officers did not exceed the market target based on the data considered by the Committee in January 2008 with the exception of the target total compensation for Messrs. Petrides and Crawford whose target total compensation exceeded market target, largely as a result of allocating one-fourth of the value of the Strategic Leadership Award to 2008 target total compensation.

Messrs. Foss, King and Crawford were promoted during 2008 as discussed in more detail below. Following their promotions, the target total compensation for Messrs. Foss and King (including the annualized value of promotional awards for Mr. Foss and the Strategic Leadership Award for Mr. King) did not exceed the market target relative to comparable positions within the revised peer group of companies, but the target total compensation for Mr. Crawford exceeded the market target and reflected the importance placed by the Committee on Mr. Crawford’s operational contributions to PBG.

Base Salary.  In accordance with our practices with respect to individual raises, the level of annual merit increase in the base salary for each Named Executive Officer in 2008 took into consideration the performance of the Company and the executive, any increase in the executive’s responsibilities, and an analysis of whether the executive’s base salary was within the third quartile of PBG’s peer group. The Committee determined that each of the Named Executive Officers had performed well with respect to his role and responsibilities and the average merit increase in the annual rate of base salary for the Named Executive Officers receiving a merit increase was 6.9%. The Committee approved a more substantial increase in the annual salary rate for Messrs. Foss and King (11.1% and 9.4% respectively) in order to bring their compensation closer to the targeted third quartile. Mr. Petrides on the other hand, received a more modest increase since his base salary exceeded market target in part as a result of his time in position and the U.S. dollar/Euro exchange rate.

In November 2008, Mr. King was promoted to Executive Vice President and President, PBG North America and Mr. Crawford was promoted to Senior Vice President, Global Supply Chain and System Transformation and each of them received an increase in their annual salary (12.9% and 5.7%, respectively) in recognition of their expanded roles and responsibilities within the Company.

Annual Cash Incentive Award.  The Committee established the 2008 annual incentive targets for our executives in January 2008 with a potential payout range from 0 to 200% of the executive’s target. At such time, the Committee made no changes to the bonus targets for the Named Executive Officers with the exception of Mr. Foss. In January 2008, the Committee determined that an increase in Mr. Foss’ annual incentive target, from 140% to 150% of base pay, was appropriate in light of his position and responsibilities and as measured against the targeted third quartile of total compensation of CEOs within the peer group.

In November 2008, the Committee also approved an increase in the bonus target for Mr. King (from 85% to 100%) and Mr. Crawford (from 75% to 85%) in recognition of their increased responsibilities within the Company. The increased target amounts for Messrs. King and Crawford apply prospectively from their date of promotion resulting in a blended annual target amount. The 2008 annual incentive target and actual payout amounts for each Named Executive Officer is presented below in the 2008 Annual Cash Incentive Awards table.

Actual Annual Cash Incentive Awards.  In February 2009, the Committee determined that the Company’s 2008 comparable EPS performance of $2.25, which was in excess of the $1.75 target, resulted in a maximum bonus of $5 million payable to each Named Executive Officer under Section 162(m). The Committee then reviewed the Company’s 2008 performance against the pre-established EPS/NOPBT, volume and operating free cash flow targets which the Committee uses to guide its negative discretion in determining the actual bonus payable to each senior executive.

➢ Financial Performance Targets and Results.  The overall achievement of financial targets is used to determine 80% of the actual bonus payout, with each measure separately weighted. Each financial measure for Messrs Foss, Drewes, King and Crawford, was worldwide in scope and each target was consistent with the Company’s external guidance at the start of 2008.

Worldwide Measure	Weighting	Target	Actual Result

EPS (comparable)	40%	$ 2.37	$ 2.25
Volume Growth v. Prior Year	24%	2.8%	(4.0)%
Operating Free Cash Flow	16%	$635 million	$526 million

For Mr. Petrides, the Committee established financial measures and targets specific to Europe. Each country under Mr. Petrides’ direction (Spain, Russia, Greece and Turkey) had separate targets for each measure that were expressed in local currency and that were tied to designated financial objectives for the particular country. Mr. Petrides’ performance targets were established based on the weighted average of the targets for each of the four countries with weighting based on the volume of each country in proportion to overall volume for Europe.

Europe Segment Measure	Weighting	Target	Actual Result

NOPBT Growth v. Prior Year	46%	10%	14%
Volume Growth v. Prior Year	18%	4%	(3)%
Operating Free Cash Flow	16%	$43 million	$52 million

At its meeting in February 2009, the Committee certified the Actual Results shown in the tables above. The Committee determined that the Company’s performance against the worldwide measures resulted in a financial target bonus score of 12% for Messrs. Foss, Drewes, King and Crawford. The Committee also determined that the Company’s performance against the Europe segment measures resulted in a financial target bonus score of 98% for Mr. Petrides. Following this determination, the Committee reviewed and discussed the Company’s overall operating performance during 2008. The Committee noted the Company’s year-over-year performance, in particular comparable EPS and operating profit growth, which the Company achieved despite the economic downturn and adverse market conditions. In light of these factors, the Committee determined to exercise its discretion and award Messrs. Foss, Drewes, King, and Crawford a financial target bonus score of 50%.

➢ Non-Financial Performance Targets and Results.  The overall achievement of individual non-financial targets is used to determine 20% of the actual bonus payout. The Committee reviewed and concurred in the assessment of the Chairman and CEO with respect to the performance of the other Named Executive Officers against the pre-established non-financial goals. The goals varied by Named Executive Officer and were similar to the qualitative measures used by the Committee to evaluate the performance of the Chairman and CEO, including progress on the diversity front and development of strategic plans. Payouts based on the non-financial measures ranged from 50% to 100%.

The Committee then determined that Mr. Foss had performed well against his pre-established non-financial measures. In particular, the Committee noted that Mr. Foss had been successful in developing the Company’s global growth strategy with the acquisition of Lebedyansky in Russia and in expanding the Company’s product portfolio with new products, such as Crush and Muscle Milk. The Committee also noted that during 2008, Mr. Foss was successful in further strengthening organization capability through greater employee engagement and improved executive representation of minorities. The Committee determined that an 80% payout based on non-financial measures was appropriate for Mr. Foss.

For 2008, the annual incentive targets and actual payout amounts for each of the Named Executive Officers were as follows:

	2008 Annual Cash Incentive Awards
	Target		2008 Award
Named Executive Officer	(% of Salary)	Target ($)	(% of Target)	2008 Award ($)

Eric J. Foss	150%	1,500,000	56%	840,000
Alfred H. Drewes	85%	408,000	50%	204,000
Yiannis Petrides	85%	623,300	93%	582,176
Victor Crawford	77%	325,833	60%	195,500
Robert C. King	88%	459,375	55%	252,660

The Committee believes the 2008 actual awards reflected the Company’s overall operating performance in 2008 and each individual’s contribution to such performance and were consistent with its policy to link pay to performance.

Long-Term Incentive.  All of the 2008 stock option and RSU awards to our Named Executive Officers are reflected in the Grants of Plan-Based Awards Table and their terms and conditions are set out in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.

Strategic Leadership Awards.  During 2008, the Committee approved the Strategic Leadership Award, a special, one-time performance-based RSU award for each of the Named Executive Officers other than the Chairman and CEO. The Committee awarded Messrs. Drewes, King, Petrides and Crawford, the Strategic Leadership Award in order to emphasize the linkage between long-term compensation and the Company’s strategic imperatives and to reinforce continuity within the Company’s senior leadership team over the next four years.

The Committee established the target value of each executive’s Strategic Leadership Award at either $1,000,000 or $1,500,000 based on the executive’s scope of responsibilities and contribution to the Company. The Committee made vesting of the Strategic Leadership Award contingent upon the Company’s achievement of 2008 and 2009 comparable EPS performance targets of at least $0.75 in each year as well as the executive’s continued employment with the Company through the end of 2011. In February 2009, the Committee certified that the 2008 EPS performance target was met. Provided the 2009 EPS target and service vesting condition are satisfied, each executive is eligible to receive RSUs with a value up to 150% of his target value, with the final value of the award determined by the Committee at the beginning of 2010. The threshold, target and maximum values for each Named Executive Officer are set forth in the Grants of Plan-Based Awards Table. The final value will be determined by the Committee based on its own evaluation as well as the Chairman and CEO’s assessment of the Company’s performance in 2008 and 2009 against performance criteria established for each of 2008 and 2009. The performance criteria for 2008 were: (i) increased distribution and market share of specified products within the Company’s brand portfolio; (ii) improved customer satisfaction, as measured by an external survey, and execution at point of sale; (iii) year-over-year improvement in the cost of making our products (i.e., operational efficiency); and (iv) year-over-year improvement in the Company’s internal employee satisfaction survey. For Messrs. King and Petrides, the performance goals related to items (i) and (ii) were tailored to the geographic business segments they oversee, respectively. The specific target levels for each of the above referenced criteria have not been externally communicated and involve confidential, commercial information, disclosure of which could result in competitive harm to the Company. The targets for each criteria are set at levels intended to incent the achievement of both short-term and long-term growth in these key strategic areas. To achieve target performance, the executive team must drive broad-based effort and contribution from the geographical and functional teams throughout the Company. The targets, individually and together, are designed to be challenging to attain and achievement of the targets requires performance beyond our normal operating plan expectations for each year of the performance period.

Annual Equity Award.  Consistent with its established practice, the Committee approved the 2008 long-term incentive awards for each of our Named Executive Officers after reviewing comparative market data for total compensation, including data related to what portion of total compensation was paid in the form of long-term incentive. The Committee also considered each executive’s role and level of responsibility within the Company. Mr. Foss received a long-term equity incentive award with a present value of approximately $5,000,000. The Committee determined this award was appropriate in light of his position and responsibilities and as measured against the targeted third quartile of total compensation of CEOs within the peer group. Messrs. King, Drewes and Petrides received a long-term equity incentive award with a present value of approximately $1,000,000 and Mr. Crawford was granted a long-term equity incentive award with a present value of approximately $800,000. These awards included the same terms and conditions as the awards to all other executives, except that consistent with its practice, the Committee made the vesting of the RSU award granted to our Named Executive Officers subject to the achievement of a 2008 comparable EPS performance target of $0.75. In February 2009, the Committee determined that the 2008 EPS target had been satisfied, such that each Named Executive Officer will vest in his annual 2008 RSU award if he remains employed by the Company through March 1, 2011.

Supplemental Stock Option Award for the Chairman and CEO.  In October 2008, after consultation with the independent compensation consultant, the Committee awarded Mr. Foss a supplemental long-term equity incentive award comprised of 400,000 stock options to recognize his appointment as Chairman of the Board of Directors of the Company and to bring Mr. Foss’ target total compensation (including the annualized value of promotional awards) closer to the peer group market target.

What noteworthy executive compensation actions took place during the first quarter of 2009 and why were such actions taken?

In February 2009, in response to the challenging worldwide economic conditions, the Committee determined that the total target compensation for each Named Executive Officer would not increase from 2008 levels. Specifically, the Committee determined to freeze salaries at 2008 levels and determined that there would be no change to the bonus target or the annual equity award value for any of the Named Executive Officers. The Committee also reviewed the current design of the annual long-term incentive program, noting that all outstanding stock options held by the Named Executive Officers are “out-of the money”. The Committee determined that the design remained consistent with the primary objectives of attracting, retaining and motivating a talented and diverse group of executives and concluded that no design change was appropriate at this time.

2008 Summary Compensation Table

						Change in
						Pension
						Value
					Non-Equity	and
					Incentive	Nonqualified
					Plan	Deferred
			Stock	Option	Compen-	Compensation	All Other
		Salary	Awards	Awards	sation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)	($)(2)(3)	($)(4)		($)

Eric J. Foss(5)	2008	984,615	2,383,547	1,934,908	840,000	1,166,000	191,748	(6)	7,500,818
Chairman of the Board	2007	892,308	1,584,557	1,893,158	1,805,580	594,000	66,680		6,836,283
and Chief Executive Officer	2006	754,500	975,979	2,025,066	1,289,000	387,000	64,513		5,496,058

Alfred H. Drewes	2008	476,154	841,694	444,431	204,000	505,000	50,669	(7)	2,521,948
Senior Vice President	2007	451,154	304,747	664,901	551,120	222,000	81,884		2,275,806
and Chief Financial Officer	2006	425,385	139,141	899,853	456,150	180,000	69,442		2,169,971

Yiannis Petrides(8)	2008	754,990	1,240,379	453,576	582,176	613,000	90,188	(9)	3,734,309
President, PBG Europe	2007	676,872	703,432	708,897	819,905	234,000	105,740		3,248,846
	2006	600,708	537,826	1,117,768	332,268	176,000	260,874		3,025,444

Victor Crawford(10)	2008	402,481	1,396,199	257,566	195,500	47,000	174,833	(11)	2,473,579
Senior Vice President of	2007	—	—	—	—	—	—		—
Global Operations and	2006	—	—	—	—	—	—		—
System Transformation

Robert C. King(12)	2008	466,923	808,489	373,483	252,660	309,000	48,631	(13)	2,259,186
Executive Vice President	2007	418,846	271,542	426,551	514,780	146,000	45,157		1,822,876
and President, PBG	2006	351,539	111,317	479,848	364,350	96,000	49,406		1,452,460
North America

(1)	The amount included in this column is the compensation cost recognized by the Company in fiscal year 2008 related to the executive’s outstanding equity awards that were unvested for all or any part of 2008, calculated in accordance with SFAS 123R without regard to forfeiture estimates. This amount encompasses equity awards that were granted in 2005, 2006, 2007 and 2008 and was determined using the assumptions set forth in Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 (for 2008, 2007, 2006 awards) and Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (for 2005 awards). As of the end of our fiscal year, the market price of our common stock was below the exercise price of the option awards. Therefore, all of the option awards are “out of the money” and have no intrinsic value to the executive.

(2)	No executive earned above-market or preferential earnings on deferred compensation in 2008 and, therefore, no such earnings are reported in this column. Consequently, this amount reflects only the aggregate change in 2008 in the actuarial present value of the executive’s accumulated benefit under all Company-sponsored defined benefit pension plans in which the executive participates. The executive participates in such plans on the same terms as all other eligible employees.

(3)	This amount was calculated based on the material assumptions set forth in Note 12, Pension and Postretirement Medical Benefit Plans, to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and Note 10, Pension and Postretirement Medical Benefit Plans, to our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, except for the generally applicable assumptions regarding retirement age and pre-retirement mortality. During 2008, the Company changed its measurement date from September 30 to the fiscal year-end. Consequently, we have used an annualized approach adjusting the 15 month period to a 12 month period, consistent with SEC guidance, in determining the change in pension value.

(4)	The amount in this column reflects the actual cost of perquisites and personal benefits provided by the Company to each of the Named Executive Officers as well as the reimbursements paid by the Company to the executive for his tax liability related to certain of these Company provided benefits and the dollar value of life insurance premiums paid by the Company for the benefit of the Named Executive Officers each on the same terms and conditions as all other eligible employees. The particular benefits provided to each Named Executive Officer are described below in footnotes 6, 7, 9, 11 and 13. In addition, the Company purchases club memberships, season tickets and passes to various sporting events and other venues for purposes of business entertainment. On limited occasions, employees (including one or more of the Named Executive Officers) may use such memberships, tickets or passes for personal use. There is no incremental cost to the Company in such circumstances. Therefore, no cost of such memberships, tickets and passes is reflected in the “All Other Compensation” column.

(5)	Mr. Foss was elected Chairman of the Board of Directors on October 2, 2008.

(6)	This amount includes $160,425, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Foss, including a car allowance, financial advisory services, personal use of corporate transportation, nominal recognition awards and nominal personal expenses incurred in connection with a Board of Directors’ meeting. The value of Mr. Foss’ personal use of the Company-leased aircraft is $128,225 and represents the aggregate incremental cost to the Company. For this purpose, the Company has calculated the aggregate incremental cost based on the actual variable operating costs that were incurred as a result of Mr. Foss’ use of the aircraft, which includes an hourly occupied rate, fuel rate and other flight specific fees. Mr. Foss is responsible for all taxes associated with any personal use of corporate transportation.

The amount shown in the above table also includes: (i) $17,629, which equals all tax reimbursements paid to Mr. Foss for the tax liability related to Company provided perquisites and personal benefits, including his car allowance, financial advisory services, nominal recognition awards and nominal personal expenses incurred in connection with a Board of Directors’ meeting; (ii) a standard Company matching contribution of $9,038 to Mr. Foss’ 401(k) account; and (iii) $4,656, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Foss.

(7)	This amount includes: (i) $25,896, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Drewes, including a car allowance, financial advisory services and a nominal recognition award; (ii) $13,489, which equals all tax reimbursements paid to Mr. Drewes for the tax liability related to Company provided perquisites and personal benefits, including his car allowance, financial advisory services and a nominal recognition award; (iii) a standard Company matching contribution of $9,200 to Mr. Drewes’ 401(k) account; and (iv) $2,084, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Drewes.

(8)	Mr. Petrides’ salary, non-equity incentive plan compensation and compensation indicated in the “All Other Compensation” column are paid in Euros. The values stated are in U.S. dollars and are based on the average exchange rate of Euros to one U.S. dollar for the years shown. The average exchange rate of one U.S. dollar to Euros was 0.68 in 2008.

(9)	This amount includes: (i) $72,562, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Petrides, including a company car and related car expenses, housing allowances, tax advisory services and financial advisory services. The following perquisite and personal benefit provided by the Company to Mr. Petrides met or exceeded the threshold for individual quantification and is as follows: $42,760 represents the cost of providing a company car to Mr. Petrides and related car expenses. The total amount shown in the table above also includes (i) $16,205, which equals all tax reimbursements payable to Mr. Petrides for the tax liability related to Company provided perquisites and personal benefits, including his financial advisory services and a portion of his housing allowances; and (ii) $1,421, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Petrides.

(10)	Mr. Crawford became an executive officer of the Company on November 10, 2008.

(11)	This amount includes: $101,234, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. Crawford, including a car allowance, financial advisory services, personal use of corporate transportation, relocation assistance and a nominal recognition award. The following perquisite and personal benefit provided by the Company to Mr. Crawford met or exceeded the threshold for individual quantification and is as follows: $70,360 which represents relocation assistance. The total amount shown in the above table also includes: (i) $62,995, which equals all tax reimbursements paid to Mr. Crawford for the tax liability related to Company provided perquisites and personal benefits, including his car allowance, financial advisory services, relocation assistance and a nominal recognition award; (ii) a standard Company matching contribution of $9,200 to Mr. Crawford’s

401(k) account; and (iii) $1,404, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. Crawford.

(12)	Mr. King was promoted to Executive Vice President and President of North America on November 10, 2008.

(13)	This amount includes: (i) $25,896, which equals the total cost of all perquisites and personal benefits provided by the Company to Mr. King, including a car allowance, financial advisory services and a nominal recognition award; (ii) $11,740, which equals all tax reimbursements paid to Mr. King for the tax liability related to Company provided perquisites and personal benefits, including his car allowance, financial advisory services and a nominal recognition award; (iii) a standard Company matching contribution of $9,200 to Mr. King’s 401(k) account; and (iv) $1,795, which represents the dollar value of life insurance premiums paid by the Company for the benefit of Mr. King.

Grants of Plan-Based Awards In Fiscal Year 2008

									All Other
									Option
									Awards:			Grant
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Exercise	Closing	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Securities	or Base	Market	Value of
			Plan Awards(1)			Plan Awards(2)(3)			Under-	Price of	Price	Stock and
		Date of	Thres-			Thres-			lying	Option	on	Option
	Grant	Board	hold	Target	Maximum	hold	Target	Maximum	Options	Awards	Grant	Awards
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	Date ($)	($)(4)

Eric J. Foss
Non-Equity	—	—	0	1,500,000	3,000,000
RSUs	03/01/2008	01/25/2008					72,823					2,500,014
Options	03/01/2008	01/25/2008							218,468	34.33	34.01	1,542,384
Options	10/02/2008	10/02/2008							400,000	28.90	28.49	2,760,000

Alfred H. Drewes
Non-Equity	—	—	0	408,000	816,000
SLA RSUs	01/01/2008	10/11/2007				0	37,765	56,648				1,500,026
RSUs	03/01/2008	01/25/2008					14,565					500,016
Options	03/01/2008	01/25/2008							43,694	34.33	34.01	308,480

Yiannis Petrides
Non-Equity	—	—	0	623,300	1,246,601
SLA RSUs	01/01/2008	10/11/2007				0	37,765	56,648				1,500,026
RSUs	03/01/2008	01/25/2008					14,565					500,016
Options	03/01/2008	01/25/2008							43,694	34.33	34.01	308,480

Victor L. Crawford
Non-Equity	—	—	0	325,833	651,666
SLA RSUs	01/01/2008	10/11/2007				0	25,177	37,765				1,000,030
RSUs	03/01/2008	01/25/2008					11,652					400,013
Options	03/01/2008	01/25/2008							34,955	34.33	34.01	246,782

Robert C. King
Non-Equity	—	—	0	459,375	918,750
SLA RSUs	01/01/2008	10/11/2007				0	37,765	56,648				1,500,026
RSUs	03/01/2008	01/25/2008					14,565					500,016
Options	03/01/2008	01/25/2008							43,694	34.33	34.01	308,480

(1)	Amounts shown reflect the threshold, target and maximum payout amounts under the Company’s annual incentive program which is administered under the shareholder-approved 2005 Executive Incentive Compensation Plan (“EICP”). The target amount is equal to a percentage of each executive’s salary, which for 2008 ranged from 77% to 150%, depending on the executive’s role and level of responsibility. The maximum amount equals 200% of the target amount. The actual payout amount is contingent upon achievement of certain financial and non-financial performance goals. Please refer to the narrative below for more detail regarding each executive’s target amount, the specific performance criteria used to determine the actual payout and how such payout is typically the result of the Committee’s exercise of negative discretion with respect to separate maximum payout amounts established for purposes of Section 162(m).

(2)	In addition to the 2008 annual RSU awards, this column reflects a special award of performance-based RSUs (Strategic Leadership Award or SLA RSUs) granted to Messrs. Drewes, Petrides, Crawford and King. Please refer to the narrative below for more detail regarding the Strategic Leadership Awards.

(3)	The 2008 stock option awards and RSU awards, including the Strategic Leadership Awards, were made under the LTIP, which was approved by shareholders in 2008.

(4)	The assumptions used in calculating the SFAS 123R grant date fair value of the option awards and stock awards are set forth in Note 4, Share-Based Compensation, to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008. As of the end of our fiscal year, the market price of our common stock was below the exercise price of the option awards. Therefore, all of the option awards are “out of the money” and have no intrinsic value to the executive.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Salary.  The 2008 annual salary of each Named Executive Officer is set forth in the “Salary” column of the Summary Compensation Table. Compensation levels for each of the Named Executive Officers are at the discretion of the Committee. There are no written or unwritten employment agreements with any Named Executive Officer. A salary increase or decrease for a Named Executive Officer may be approved by the Committee at any time in the Committee’s sole discretion. Typically, the Committee considers salary increases for each of the Named Executive Officers based on considerations such as the performance of the Company and the executive, any increase in the executive’s responsibilities and the executive’s salary level relative to similarly situated executives at peer group companies.

Stock Awards.  Awards of RSUs are made under the LTIP at the discretion of the Committee. The annual RSU awards were approved by the Committee in January 2008, with a grant date of March 1, 2008, to all executives of the Company, including the Named Executive Officers. The number of RSUs awarded was determined based on an award value established by the Committee for each executive. The actual number of RSUs awarded was calculated by dividing the respective award value by the “Fair Market Value” of a share of PBG common stock on the grant date, rounded up to the next whole share. The LTIP defines Fair Market Value as the average of the high and low sales price for PBG common stock as reported on the NYSE on the grant date.

Vesting of the annual RSUs awarded to the Named Executive Officers in 2008 was made subject to the achievement of a pre-established EPS performance goal as well as continued employment for three years. In February 2009, the Committee determined that this EPS goal was met. Thus, the RSUs will fully vest after three years provided the Named Executive Officer remains continuously employed through the third anniversary of the grant date.

Each of Messrs. Drewes, Petrides, Crawford and King also received an additional, special award of performance-based RSUs (Strategic Leadership Award) in January 2008. These Strategic Leadership Awards will vest only if pre-established EPS targets and performance criteria are met in both 2008 and 2009 and the executive remains employed through January 1, 2012. Provided the pre-established EPS targets are satisfied, each executive is eligible to receive a maximum award equal to 150% of the award value. The actual value of the award (from 0 – 150% of the award value) will be determined by the Committee based on achievement of the performance criteria.

All RSUs are credited with dividend equivalents in the form of additional RSUs at the same time and in the same amount as dividends are paid to shareholders of the Company. If the underlying RSUs do not vest, no dividend equivalents are paid. RSUs are paid out in shares of PBG common stock upon vesting. With the exception of the Strategic Leadership Awards, vesting of the RSUs in the event of death, disability, retirement, or Approved Transfer is the same as described below for stock options; provided, however, that accelerated vesting in the case of retirement or Approved Transfer to PepsiCo is subject to satisfaction of any performance-based condition. The Strategic Leadership Awards do not vest upon retirement or Approved Transfer to PepsiCo. All RSUs vest and are paid out upon the occurrence of a “Change In Control” as defined under the LTIP (“CIC”), as more fully discussed in the narrative and accompanying tables entitled Potential Payments Upon Termination or Change In Control. RSUs and shares received upon certain prior payouts of RSUs are subject to forfeiture in the event an executive engages in Misconduct.

Option Awards.  Stock option awards are made under the LTIP at the discretion of the Committee. The annual stock option awards were approved by the Committee in January 2008, with a grant date of

March 1, 2008, to all executives of the Company, including the Named Executive Officers. The exercise price was equal to the Fair Market Value of a share of PBG common stock on the grant date, rounded to the nearest penny. The stock options have a term of ten years and no dividends or dividend rights are payable with respect to the stock options. The 2008 stock option awards for all executives, including the Named Executive Officers, become exercisable in one-third increments, on the first, second and third anniversary of the grant date provided the executive is actively employed on each such date.

However, the vesting is accelerated in the event of death, disability, retirement, a CIC or Approved Transfer to PepsiCo. In the event of death or Approved Transfer to PepsiCo, unvested stock options fully vest immediately. In the event of retirement or disability, unvested stock options immediately vest in proportion to the number of months of active employment during the vesting period over the total number of months in such period. In the event of death, disability, retirement or an Approved Transfer to PepsiCo, the vested options remain exercisable for their original ten-year term, provided that in the case of an Approved Transfer, the Named Executive Officer remains actively employed at PepsiCo. In the event of a subsequent termination of employment from PepsiCo, the Named Executive Officer must exercise vested stock options within 90 calendar days of termination or the stock options are automatically cancelled. Vesting is also accelerated upon the occurrence of a CIC as more fully discussed in the narrative and accompanying tables entitled Potential Payments Upon Termination or Change In Control. Stock option awards, including certain gains on previously exercised stock options, are subject to forfeiture in the event an executive engages in Misconduct.

In October 2008, the Committee approved a supplemental stock option award for Mr. Foss as a result of his appointment to the position of Chairman of the Board of Directors of the Company. This supplemental award will vest on October 2, 2013 provided Mr. Foss is actively employed on such date and is subject to the same accelerated vesting and exercise provisions described above.

Non-Equity Incentive Plan Compensation.  The 2008 annual, performance-based cash bonuses paid to the Named Executive Officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and the threshold, target and maximum bonus amounts payable to each Named Executive Officer are shown in the Grants of Plan-Based Awards Table. These award amounts were approved by the Compensation Committee and were paid under the EICP, which was approved by shareholders in 2005 in order to ensure that PBG may recognize a tax deduction with respect to such awards under Section 162(m) of the Code. The threshold, target and maximum payout amounts are shown in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards Table. The pre-established performance criteria, actual performance and each Named Executive Officer’s target and actual payout amounts are discussed in detail in the CD&A.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The material terms of the pension plans governing the pension benefits provided to the Named Executive Officers are more fully discussed in the narrative accompanying the Pension Benefits Table. The material terms of the non-qualified elective deferred compensation plan are more fully discussed in the narrative accompanying the Nonqualified Deferred Compensation Table.

All Other Compensation.  The perquisites, tax reimbursements and all other compensation paid to or on behalf of the Named Executive Officers during 2008 are described fully in the footnotes to the Summary Compensation Table.

Proportion of Salary to Total Compensation.  As noted in the CD&A, we believe that the total compensation of our business leaders should be closely tied to the performance of the Company. Therefore, the percentage of total compensation that is fixed generally decreases as the level of the executive increases. This is reflected in the ratio of salary in proportion to total compensation for each Named Executive Officer. In 2008, Mr. Foss’ ratio of salary in proportion to total compensation shown in the Summary Compensation Table was 13%, and the ratio for Messrs. Drewes, Petrides, Crawford and King was approximately: 19%, 20%, 16% and 21%, respectively.

Outstanding Equity Awards At 2008 Fiscal Year-End

	Option Awards						Stock Awards
													Equity
													Incentive
											Equity		Plan
											Incentive		Awards:
											Plan		Market or
											Awards:		Payout
											Number of		Value of
										Market	Unearned		Unearned
								Number of		Value of	Shares,		Shares,
								Shares		Shares	Units		Units
			Number of	Number of				or Units		or Units	or Other		or Other
			Securities	Securities				of Stock		of Stock	Rights		Rights
			Underlying	Underlying				That		That	That		That
	Stock		Unexercised	Unexercised	Option		Stock	Have		Have	Have		Have
	Option		Options	Options	Exercise	Option	Award	Not		Not	Not		Not
	Grant		(#)(28)	(#)(28)	Price	Expiration	Grant	Vested		Vested	Vested		Vested
Name	Date		Exercisable	Unexercisable	($)	Date	Date	(#)		($)(28)	(#)		($)(28)
E. Foss	03/01/2002	(1)	145,743	0	25.25	03/29/2012	10/07/2005(10)	125,718		2,765,796
	03/01/2003	(2)	223,404	0	23.50	03/29/2013	03/01/2006(11)	35,627	(16)	783,794
	03/01/2004	(3)	182,373	0	29.50	03/29/2014	03/01/2007(12)	66,846	(17)	1,470,612
	03/01/2005	(4)	212,389	0	28.25	02/28/2015	03/01/2008(13)	73,998	(18)	1,627,956
	03/01/2006	(5)	67,530	34,789	29.32	02/29/2016
	07/24/2006	(6)	0	200,000	33.77	07/23/2016
	03/01/2007	(7)	64,181	130,309	30.85	02/28/2017
	03/01/2008	(8)	0	218,468	34.33	02/28/2018
	10/02/2008	(9)	0	400,000	28.90	10/01/2018

A. Drewes	03/01/2003	(2)	127,660	0	23.50	03/29/2013	03/01/2006(11)	17,813	(19)	391,886
	03/01/2004	(3)	104,407	0	29.50	03/29/2014	03/01/2007(12)	16,712	(20)	367,664
	03/01/2005	(4)	113,274	0	28.25	02/28/2015	01/01/2008(14)				38,374	(26)	844,228
	03/01/2006	(5)	33,765	17,395	29.32	02/29/2016	03/01/2008(13)	14,800	(21)	325,600
	03/01/2007	(7)	16,045	32,578	30.85	02/28/2017
	03/01/2008	(8)	0	43,694	34.33	02/28/2018

Y. Petrides	03/01/2005	(4)	94,518	0	28.25	02/28/2015	10/07/2005(10)	71,839		1,580,458
	03/01/2006	(5)	33,765	17,395	29.32	02/29/2016	03/01/2006(11)	17,813	(19)	391,886
	03/01/2007	(7)	16,045	32,578	30.85	02/28/2017	03/01/2007(12)	16,712	(20)	367,664
	03/01/2008	(8)	0	43,694	34.33	02/28/2018	01/01/2008(14)				38,374	(26)	844,228
							03/01/2008(13)	14,800	(21)	325,600

V. Crawford	03/01/2006	(5)	19,415	10,002	29.32	02/29/2016	03/01/2006(15)	10,243	(22)	225,346
	03/01/2007	(7)	12,836	26,062	30.85	02/28/2017	03/01/2007(12)	13,369	(23)	294,118
	03/01/2008	(8)	0	34,955	34.33	02/28/2018	01/01/2008(14)				25,583	(27)	562,826
							03/01/2008(13)	11,840	(24)	260,480

R. King	03/01/2004	(3)	51,254	0	29.50	03/29/2014	03/01/2006(11)	14,251	(25)	313,522
	03/01/2005	(4)	55,221	0	28.25	02/28/2015	03/01/2007(12)	16,712	(20)	367,664
	03/01/2006	(5)	27,012	13,916	29.32	02/29/2016	01/01/2008(14)				38,374	(26)	844,228
	03/01/2007	(7)	16,045	32,578	30.85	02/28/2017	03/01/2008(13)	14,800	(21)	325,600
	03/01/2008	(8)	0	43,694	34.33	02/28/2018

(1)	The vesting schedule with respect to this 2002 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2003; 25% of the options vested and became exercisable on March 30, 2004; and the remaining 50% of the options vested and became exercisable on March 30, 2005.

(2)	The vesting schedule with respect to this 2003 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2004; 25% of the options vested and became exercisable on March 30, 2005; and the remaining 50% of the options vested and became exercisable on March 30, 2006.

(3)	The vesting schedule with respect to this 2004 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2005; 25% of the options vested and became exercisable on March 30, 2006; and the remaining 50% of the options vested and became exercisable on March 30, 2007.

(4)	The vesting schedule with respect to this 2005 stock option award is as follows: 25% of the options vested and became exercisable on March 30, 2006; 25% of the options vested and became exercisable on March 30, 2007; and the remaining 50% of the options vest and become exercisable on March 30, 2008, provided the executive remains employed through such date.

(5)	The vesting schedule with respect to this 2006 stock option award is as follows: 33% of the options vested and became exercisable on March 1, 2007; 33% of the options vest and become exercisable on March 1, 2008; and the remaining 34% of the options vest and become exercisable on March 1, 2009, provided the executive remains employed through the applicable vesting dates.

(6)	This stock option award was granted to Mr. Foss in recognition of his role and responsibilities as President and Chief Executive Officer of the Company. The award fully vests and becomes exercisable on July 24, 2011, provided Mr. Foss remains employed through such date.

(7)	The vesting schedule with respect to this 2007 stock option award is as follows: 33% of the options vest and become exercisable on March 1, 2008; 33% of the options vest and become exercisable on March 1, 2009; and the remaining 34% of the options vest and become exercisable on March 1, 2010, provided the executive remains employed through the applicable vesting dates.

(8)	The vesting schedule with respect to this 2008 stock option award is as follows: 33% of the options vest and become exercisable on March 1, 2009; 33% of the options vest and become exercisable on March 1, 2010; and the remaining 34% of the options vest and become exercisable on March 1, 2011, provided the executive remains employed through the applicable vesting dates.

(9)	This stock option award was granted to Mr. Foss in recognition of his new role and responsibilities as Chairman of the Board of Directors of the Company. The award fully vests and becomes exercisable on October 2, 2013, provided Mr. Foss remains employed through October 2, 2013.

(10)	Since the pre-established earnings per share performance target was met, these RSUs fully vest on October 7, 2010, provided the executive remains employed through October 7, 2010.

(11)	Since the pre-established earnings per share performance target was met, these RSUs fully vest on March 1, 2009, provided the executive remains employed through March 1, 2009.

(12)	Since the pre-established earnings per share performance target was met, these RSUs fully vest on March 1, 2010, provided the executive remains employed through March 1, 2010.

(13)	Since the pre-established earnings per share performance target was met, these RSUs fully vest on March 1, 2011, provided the executive remains employed through March 1, 2011.

(14)	The vesting of this RSU award is contingent upon the satisfaction of a pre-established 2008 and 2009 earnings per share performance target, achievement of specific performance criteria and continued employment through January 1, 2012.

(15)	These RSUs fully vest on March 1, 2009, provided the executive remains employed through March 1, 2009.

(16)	This amount includes 1,521 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(17)	This amount includes 2,016 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(18)	This amount includes 1,175 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(19)	This amount includes 760 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(20)	This amount includes 504 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(21)	This amount includes 235 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(22)	This amount includes 437 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(23)	This amount includes 403 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(24)	This amount includes 188 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(25)	This amount includes 608 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(26)	This amount includes 609 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(27)	This amount includes 406 RSUs accumulated as a result of dividend equivalents credited to the executive at the same time and in the same amount as dividends were paid to shareholders of common stock in accordance with the governing RSU agreement.

(28)	The closing price for a share of PBG common stock on December 26, 2008, the last trading day of PBG’s fiscal year, was $22.00. This price is below the exercise price of the option awards. Therefore, all of the option awards are “out of the money” and have no intrinsic value to the executive.

Option Exercises and Stock Vested In Fiscal Year 2008

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	Vesting (#)	on Vesting ($)(1)

Eric J. Foss	0	0	0	0

Alfred H. Drewes	0	0	0	0

Yiannis Petrides	15,750	205,615	0	0

Victor L. Crawford	0	0	84,345	1,836,191 (2)

Robert C. King	0	0	0	0

(1)	The value realized on exercise and vesting reflects the pre-tax amount.

(2)	Mr. Crawford’s 2005 award of 84,345 restricted stock units vested on December 19, 2008. The value realized upon vesting was $1,836,191, determined by multiplying the number of vested restricted stock units by the closing price of $21.77 on December 19, 2008.

Pension Benefits for the 2008 Fiscal Year

			Present
		Number of	Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Fiscal Year ($)

Eric J. Foss	PBG Salaried Employees Retirement Plan	26.6	462,000	0
	PBG Pension Equalization Plan	26.6	3,626,000	0

Alfred H. Drewes	PBG Salaried Employees Retirement Plan	26.6 (3)	565,000	0
	PBG Pension Equalization Plan	26.6 (3)	1,887,000	0

Yiannis Petrides	The PepsiCo International Retirement Plan	20.2	2,308,000 (4)	0

Victor L. Crawford	PBG Salaried Employees Retirement Plan	3.0	33,000	0
	PBG Pension Equalization Plan	3.0	58,000	0

Robert C. King	PBG Salaried Employees Retirement Plan	19.0	346,000	0
	PBG Pension Equalization Plan	19.0	723,000	0

(1)	The number of years of service shown for each executive includes service with PepsiCo, the Company’s parent company prior to March 31, 1999, at which time the Company became a separate, publicly traded company. The executive’s service with PepsiCo prior to March 31, 1999 has not been separately identified and the benefit attributable to such service has not been separately quantified for such period. Any benefit amount attributable to the executive’s service with PepsiCo after March 31, 1999 has been separately identified and quantified. In this regard, periods of PepsiCo service that Mr. Drewes accrued after we became a separate company has been separately identified and quantified in footnote 3 below. The Company’s policy for granting extra years of credited service is discussed in more detail in the CD&A and in the Narrative to the Pension Benefits Table.

(2)	The material assumptions used to quantify the present value of the accumulated benefit for each executive are set forth in Note 12, Pension and Postretirement Medical Benefit Plans, to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, except for the generally applicable assumptions regarding retirement age and pre-retirement mortality.

(3)	Mr. Drewes transferred from PepsiCo on June 25, 2001. The years of credited service shown above include all prior PepsiCo service. However, only the portion of the pension benefit attributable to Mr. Drewes’ PepsiCo service that accrued after March 31, 1999 (2 years of service) has been separately quantified as follows: $33,000 under the PBG Salaried Employees Retirement Plan and $120,000 under the PBG Pension Equalization Plan. PepsiCo transferred to the PBG Salaried Employees Retirement Plan an amount equal to the present value of Mr. Drewes’ pension benefit under the PepsiCo Salaried Employees Retirement Plan at the time Mr. Drewes transferred to the Company.

(4)	The PepsiCo International Retirement Plan benefit is offset by all amounts paid to or on behalf of Mr. Petrides by the Company pursuant to any Company sponsored plan or government mandated programs.

Narrative to the Pension Benefits Table

This narrative describes the terms of the PBG Salaried Employees Retirement Plan (“Salaried Plan”), the Pension Equalization Plan (“PEP”) and the PepsiCo International Retirement Plan (“PIRP”) in effect during 2008. The narrative does not describe certain changes to the Salaried Plan and the PEP that became effective during 2009, which are discussed in the CD&A.

The PBG Salaried Employees Retirement Plan.  The Salaried Plan, a tax qualified defined benefit pension plan, generally covers salaried employees in the U.S. hired by the Company or PepsiCo in the case of an Approved Transfer before January 1, 2007, who have completed one year of service. Eligible employees hired after January 1, 2007 participate in a defined contribution plan and receive an annual employer contribution of two percent of eligible pay. All of our Named Executive Officers were hired before January 1, 2007.

Benefits are payable under the Salaried Plan to participants with five or more years of service commencing on the later of age 65 or retirement. Benefits are determined based on a participant’s earnings (which generally include base pay or salary, regular bonuses, and short term disability pay; and exclude income resulting from equity awards, extraordinary bonuses, fringe benefits, and earnings that exceed the applicable dollar limit of Section 401(a)(17) of the Code) and credited service (generally, service as an eligible employee). The primary purpose of the Salaried Plan is to provide retirement income to eligible employees.

The annual retirement benefit formula for a participant with at least five years of service on December 31, 1999 is (a) 3% of the participant’s average earnings in the five consecutive calendar years in which earnings were the highest for each year of credited service up to ten years, plus (b) an additional 1% of such average earnings for each year of credited service in excess of ten years, minus (c) 0.43% of average earnings up to the Social Security covered compensation multiplied by years of credited service up to 35 years (“Basic Formula”). If a participant did not have five years of service on December 31, 1999, the retirement benefit formula is 1% of the participant’s average earnings in the five consecutive calendar years in which earnings were the highest for each year of credited service (“Primary Formula”).

A participant who has attained age 55 and completed ten years of vesting service may retire and begin receiving early retirement benefits. If the participant retires before age 62, benefits are reduced by 1/3 of 1% for each month (4% for each year) of payment before age 62.

Retirees have several payment options under the Salaried Plan. With the exception of the single lump sum payment option, each payment form provides monthly retirement income for the life of the retiree. Survivor options provide for continuing payments in full or part for the life of a contingent annuitant and, if selected, the survivor option reduces the benefit payable to the participant during his or her lifetime.

A participant with five or more years of service who terminates employment prior to attaining age 55 and completing ten years of service is entitled to a deferred vested benefit. The deferred vested benefit of a participant entitled to a benefit under the Basic Formula described above is equal to the Basic Formula amount calculated based on projected service to age 65 prorated by a fraction, the numerator of which is the participant’s credited service at termination of employment and the denominator of which is the participant’s potential credited service had the participant remained employed to age 65. The deferred vested benefit of a participant entitled to a benefit under the Primary Formula described above is the Primary Formula amount, determined based on earnings and credited service as of the date employment terminates. Deferred vested benefits are payable commencing at age 65. However, a participant may elect to commence benefits as early as age 55 on an actuarially reduced basis to reflect the longer payment period. Deferred vested benefits are payable in the form of a single life annuity or a joint and survivor annuity with the participant’s spouse as co-annuitant.

The Salaried Plan also provides survivor spouse benefits in the event of a participant’s death prior to commencement of benefits under the Salaried Plan. After a participant’s benefits have commenced, any survivor benefits are determined by the form of payment elected by the participant.

The Salaried Plan provides extra years of credited service for participants who become totally and permanently disabled after completing at least ten years of vesting service, and with respect to pre-participation service in connection with specified events such as plan mergers, acquired groups of employees, designated employees who transfer to the Company from PepsiCo, and other special circumstances. Salaried Plan benefits are generally offset by any other qualified plan benefit the participant is entitled to under a plan maintained or contributed to by the Company.

The PBG Pension Equalization Plan.  The PEP is an unfunded nonqualified defined benefit pension plan designed to provide (i) additional benefits to participants whose Salaried Plan benefits are limited due to the annual compensation limit in Section 401(a)(17) of the Code and the annual benefit limit in Section 415 of the Code, and (ii) a subsidized 50% joint and survivor annuity for certain retirement eligible employees based on the Salaried Plan’s benefit formula using the participant’s total compensation including earnings that otherwise would be used to determine benefits payable under the Salaried Plan. Generally, for benefits accrued and vested prior to January 1, 2005 (“grandfathered PEP benefits”), a participant’s PEP benefit is payable under the same terms and conditions of the Salaried Plan, which include various actuarially equivalent forms as elected by participants, including lump sums. In addition, if the lump sum value of the grandfathered PEP benefit does not exceed $10,000, the benefit is paid as a single lump sum. Benefits accrued or vested on or after January 1, 2005 are payable as a lump sum at termination of employment; provided that a PEP participant who attained age 50 on or before January 1, 2009 was provided a one-time opportunity to elect to receive such benefits in the form of an annuity commencing on retirement. The PEP benefit, calculated under the terms of the plan in effect at fiscal year end, is equal to the Salaried Plan benefit, as determined without regard to the Code’s annual compensation limit and the annual benefit limit, less the actual benefit payable under the Salaried Plan. However, the PEP benefit of a participant who had eligible earnings in 1988 in excess of $75,000, including Mr. Drewes, is payable as a subsidized 50% joint and survivor annuity benefit. The subsidized 50% joint and survivor benefit pays an unreduced benefit for the lifetime of the participant and 50% of that benefit amount to the surviving spouse upon the death of the participant.

The PepsiCo International Retirement Plan.  The PIRP is a nonqualified defined benefit pension plan sponsored and administered by PepsiCo in which certain Company employees participate, including Mr. Petrides. The Company has had a very limited number of active PIRP participants since 1999. The primary purpose of the PIRP is to provide retirement income to eligible international employees.

The PIRP generally covers non-U.S. citizens who are on their second assignment outside of their home country. The material terms and conditions of the PIRP generally mirror the Basic Formula provisions of the Salaried Plan, without the Social Security offset, and the PIRP benefit is payable under the same terms and conditions as the Salaried Plan. Benefits are determined based on a participant’s earnings (which generally include base pay or salary, regular bonuses, and short term disability pay; and exclude income resulting from equity awards, extraordinary bonuses, fringe benefits) and credited service (generally, service as an eligible employee). The PIRP benefit is reduced by any benefits paid to or on behalf of a participant by the Company including benefits paid under any other Company provided retirement plan or pursuant to any government mandated retirement or severance plan.

Nonqualified Deferred Compensation for the 2008 Fiscal Year

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)(6)

Eric J. Foss	902,790	0	(1,316,342)	0	1,889,821	(1)

Alfred H. Drewes	536,817	0	(505,210)	0	2,098,835	(2)

Yiannis Petrides(3)	—	—	—	—	—

Victor L. Crawford(4)	0	0	0	0	0	(4)

Robert C. King	257,390	0	(178,417)	(45,201)	261,881	(5)

(1)	$1,965,025 of Mr. Foss’ aggregate balance was previously reported as compensation in Summary Compensation Tables for prior years.

(2)	$675,899 of Mr. Drewes’ aggregate balance was previously reported as compensation in Summary Compensation Tables for prior years.

(3)	Mr. Petrides is ineligible to participate in the Company’s deferred compensation program, which is available only to Company executives on the U.S. payroll.

(4)	Mr. Crawford did not participate in the Company’s deferred compensation program in fiscal year 2008. In addition, since Mr. Crawford was not a named executive officer of the Company in any prior year, none of Mr. Crawford’s aggregate balance has been previously reported as compensation in Summary Compensation Tables for prior years.

(5)	$348,478 of Mr. King’s aggregate balance was previously reported as compensation in Summary Compensation Tables for prior years.

(6)	The amounts reflected in this column for Messrs. Drewes and King include compensation deferred by the Named Executive Officer over the entirety of their career at both PepsiCo and the Company.

Narrative to the Nonqualified Deferred Compensation Table

The Deferral Program is the only nonqualified elective deferred compensation program sponsored by the Company. The Deferral Program is administered by the Committee. All Company executives on the U.S. payroll, including our Named Executive Officers, are eligible to participate in the Deferral Program. The Deferral Program allows executives to defer receipt of compensation in excess of compensation limits imposed by the Internal Revenue Code under the Company’s 401(k) plan and to defer federal and state income tax on the deferred amounts, including earnings, until such time as the deferred amounts are paid out. The Company makes no contributions to the Deferral Program on behalf of executives. The Deferral Program is unfunded and the executive’s deferrals under the Deferral Program are at all times subject to the claims of the Company’s general creditors.

The terms and conditions of the Deferral Program vary with respect to deferrals made or vested on and after January 1, 2005. Such deferrals are subject to the requirements of Section 409A of the Code (“409A”) which became effective on such date. Deferrals made or vested before January 1, 2005 are not subject to the requirements of 409A (“grandfathered deferrals”).

Deferrals of Base Salary and Annual Non-Equity Incentive Award.  Executives may irrevocably elect to defer up to 80% of their annual base salary and 100% of their annual non-equity incentive award (“Bonus”). In addition to elective deferrals, the Committee may mandate deferral of a portion of an executive’s base salary in excess of one million dollars.

Phantom Investment Options.  Executives select the phantom investment option(s) from those available under the terms of the Deferral Program. The phantom investment options available under the Deferral Program are a subset of the funds available under the Company’s 401(k) plan. Consequently, amounts deferred under the Deferral Program are subject to the same investment gains and losses during the deferral period as experienced by the participants in the Company’s 401(k) plan. Executives may change investment option elections and transfer balances between investment options on a daily basis.

The phantom investment options currently available under the Deferral Program and their 2008 rates of return are:

Fye Return
Phantom Fund	Rate (%)

The Phantom PBG Stock Fund	(41.00)
The Phantom Security Plus Fund	4.19
The Phantom Bond Index Fund	5.46
The Phantom Total U.S. Equity Index Fund	(37.01)
The Phantom Large Cap Equity Index Fund	(36.93)
The Phantom Mid Cap Equity Index Fund	(36.09)
The Phantom Small Cap Equity Index Fund	(33.66)
The Phantom International Equity Index Fund	(43.26)

Time and Form of Payment.  Prior to deferral, executives are required to elect a specific payment date or payment event as well as the form of payment (lump sum or quarterly, semi-annual, or annual installments for a period of up to twenty years). The Committee selects the time and form of payment for mandatory deferrals. Executives with grandfathered deferrals are required to elect a specific payment date or event prior to deferral, but may elect the form of payment at a later date nearer to the payment date (not later than December 31 of the calendar year preceding the year of the scheduled payment and at least six months in advance of the scheduled payment date).

Deferral Periods.  Salary and Bonus deferrals are subject to minimum and maximum deferral periods. The minimum deferral period for salary deferrals is one year after the end of the applicable base salary year. The minimum deferral period for Bonus deferrals is two years after the Bonus payout would have been made but for the deferral.

Distribution Rules.  In general, deferrals are paid out in accordance with the executive’s deferral election, subject to the minimum deferral periods. The Deferral Program provides that, notwithstanding the minimum deferral periods or the executive’s time and form of payment elections, deferrals will automatically be paid out in a lump sum in the event of death, disability or a separation from service for reasons other than retirement (unless installment payments have already begun in which case they would continue to be paid without acceleration). Generally, payment will be made three months after the end of the quarter in which the separation from service occurred. However, special rules apply for “key employees,” as defined under 409A (which would encompass all Named Executive Officers). In the event of a separation from service, the Named Executive Officers may not receive a distribution for at least six months following separation from service. This six month rule does not apply in the event of the Named Executive Officer’s death or disability.

Generally, payment of grandfathered deferrals is made in the form of a lump sum in the event of voluntary termination of employment or termination of employment as a result of misconduct but only after the minimum deferral periods have been satisfied. If the executive’s balance is greater than $25,000, the executive will be paid out in a lump sum a year after his last day of employment. However, special distribution rules apply when an executive separates from service after reaching retirement eligibility (age 55 with ten years of service). In such case, payment is made in the time and form elected by the executive.

Deferral Extensions (Second-Look Elections).  In general, executives may extend their original deferral period by making a subsequent deferral election. This modification of an original deferral election is often referred to as a “second-look” election. More stringent requirements apply to second-look elections related to deferrals subject to 409A since 409A requires that any second-look election must be made at least 12 months prior to the originally scheduled payout date and the second-look election must provide for a deferral period of at least five years from the originally scheduled payment date. Grandfathered deferrals may also be extended at the election of the executive provided the election is made no later than December 31 of the year preceding the originally scheduled payout date and at least six months in advance of the originally scheduled payout date and is for a minimum deferral of at least two years from the originally scheduled payment date.

Hardship Withdrawals.  Accelerated distribution is only permissible upon the executive’s showing of severe, extraordinary and unforeseen financial hardship.

Potential Payments Upon Termination or Change In Control

The terms and conditions of the Company’s compensation and benefit programs govern all payments to all eligible employees, including the Named Executive Officers. The Company does not have any separate written or unwritten agreement with any Named Executive Officer regarding payment of any kind at, following or in connection with termination of employment for any reason including, without limitation, retirement, an Approved Transfer to PepsiCo, a change in responsibilities, or upon a change in control of the Company (collectively, “Termination”). As such, the Named Executive Officers are not entitled to any payment outside the written terms of the LTIP or the Company-sponsored (i) qualified and nonqualified pension plans, (ii) qualified and nonqualified defined contribution plans, (iii) non-U.S. pension and severance plans, or (iv) employee welfare benefit plans. None of the Company’s compensation or benefit programs provide for any perquisites or tax reimbursements by the Company upon Termination.

This narrative and the accompanying tables are intended to show the value of all potential payments that would be payable, under the terms of the plans in effect on December 26, 2008, to the Named Executive Officers upon any event of Termination to the extent that the Termination would result in a payment or benefit that is not generally available to all salaried employees of the Company and that is incremental to, or an enhancement of, the payments and benefits described or shown in any preceding narrative or table in this proxy statement.

Nonqualified Pension Benefits.  The PEP benefits accrued and vested before 2005 would provide a deferred vested pension benefit, payable as an annual annuity for the life of the executive or as a joint and survivor annuity with the executive’s spouse commencing at the same time and in the same form as the qualified plan benefit. An unreduced benefit would commence at age 65; actuarially reduced benefits may be elected as early as age 55. PEP benefits accrued or vested after 2004 are generally payable in a single lump sum payment on termination of employment (six months following termination in the case of key employees). The PIRP would provide a deferred vested pension benefit, payable as an annual annuity for the life of the executive commencing at age 65, if the executive were to terminate employment on December 26, 2008, prior to age 55. The deferred vested PIRP benefit would be payable to the executive as early as age 55, but would be reduced on an actuarially equivalent basis given the longer payment period. The deferred vested PEP and PIRP benefit are significantly less than the benefit that would be payable to the executive had he remained employed until age 55 and is significantly less than the benefit valued in the Pension Benefits Table, which was calculated assuming the executive works until age 62, the earliest age at which unreduced benefits are available to a plan participant. No pension benefit would be payable in an enhanced form or in an amount in excess of the value shown in the Pension Benefits Table except in the event of death or, with respect to Mr. Petrides, disability. Therefore, we have not separately quantified pension benefits payable upon any event of Termination other than death under the terms of the PEP and the PIRP in effect on December 26, 2008.

Disability.  Under the terms of the PIRP, Mr. Petrides’ disability pension benefit would be calculated based on additional service that would be credited during the executive’s period of “Disability” (as defined under the Company’s broad-based long-term disability plan) up to the age of 65, assuming he remains Disabled and does not elect a distribution prior to such age. The disability pension benefit amount based on the foregoing assumptions would be $606,400. The executive could elect a distribution as early as age 55 but the benefit would be reduced by 4% for each year of payment prior to age 62. No incremental disability pension benefits are payable under the PEP to the other Named Executive Officers.

Death.  Under the terms of the PEP, a pre-retirement survivor spouse benefit would be payable with respect to pre-2005 accrued and vested PEP benefits, payable in the form of an annuity for the life of the surviving spouse. Surviving spouse benefits for post-2004 accrued and vested PEP benefits are payable in a single lump sum payment. Under the terms of the PIRP, a pre-retirement survivor spouse benefit would be immediately payable as an annual annuity to the executive’s surviving spouse for his/her lifetime.

The table below reflects the PEP and PIRP pension benefit that would be payable to the surviving spouse of each Named Executive Officer in the event of the executive’s death on December 26, 2008. To the extent the Named Executive Officer continues active service, the amounts shown below generally will increase year over year based on increases in eligible pay and service credit. The payments would be in lieu of the benefit valued in the Pension Benefits Table.

		Death
Name	Plan Name	Annual Annuity	Lump Sum
Eric J. Foss	PBG Pension Equalization Plan	$34,000	$3,239,000

Alfred H. Drewes	PBG Pension Equalization Plan	16,000	1,199,000

Yiannis Petrides	PepsiCo International Retirement Plan	151,600	N/A

Victor L. Crawford	PBG Pension Equalization Plan	N/A	330,000

Robert C. King	PBG Pension Equalization Plan	6,000	756,000

LTIP.  The LTIP’s provisions apply to all equity awards made to employees of the Company, including the Named Executive Officers, and, with few exceptions, the terms of the individual LTIP agreements provide for accelerated vesting of stock options and RSUs upon death, disability, retirement and Approved Transfer to PepsiCo. This accelerated vesting is pro-rata or 100% depending on the triggering event as more fully described below. The payments that would result from each triggering event are quantified for each Named Executive Officer in the table below. The amounts were calculated based on the closing market price of PBG common stock on December 26, 2008, the last trading day of fiscal 2008, and reflect the incremental value to the executive that would result from the accelerated vesting of unvested equity awards.

Disability.  In the event of the Disability of a Named Executive Officer, a pro-rata number of stock options vest based on the executive’s active employment during the vesting period. The stock options would remain exercisable for the remainder of their original ten-year term. RSUs vest in the same pro-rata manner and would be paid out immediately upon vesting.

Death.  In the event of the death of a Named Executive Officer, all unvested stock options vest automatically and remain exercisable by the executive’s estate for the remainder of their original ten-year term. In general, RSUs similarly vest automatically and are immediately paid out in shares of PBG common stock to the executive’s legal representative or heir. This automatic vesting does not apply to the October 7, 2005 RSU awards granted to Messrs. Foss and Petrides as reflected in the Outstanding Equity Awards Table, and the special award of performance-based RSUs (Strategic Leadership Award) granted to Messrs. Drewes, Petrides, Crawford and King on January 1, 2008 as reflected in the Grants of Plan-Based Awards Table, that instead provide for pro-rata vesting upon the death of the executive. The pro-rata number of RSUs that would vest is determined based on the executive’s active employment during the vesting period.

Retirement.  In general, if a Named Executive Officer retires from the Company (generally, after attaining age 55 with ten or more years of service), a pro-rata number of stock options and RSUs would vest in proportion to the executive’s active employment during the vesting period subject to achievement of any applicable performance-based vesting condition. Certain RSU awards to the Named Executive Officer contain different retirement provisions. In particular, the October 7, 2005 RSU awards granted to Messrs. Foss and Petrides as reflected in the Outstanding Equity Awards Table, and the special award of performance-based RSUs (Strategic Leadership Award) granted to Messrs. Drewes, Petrides, Crawford and King on January 1, 2008 as reflected in the Grants of Plan-Based Awards Table, do not provide for accelerated vesting and payout upon retirement. Since no Named Executive Officer was eligible for early or normal retirement during 2008, there is no quantification of vesting or payout based upon such occurrence.

Approved Transfer to PepsiCo.  In general, if a Named Executive Officer transfers to PepsiCo with the approval of the Company, all stock options and RSUs would fully vest on the date of transfer subject to achievement of any applicable performance-based vesting condition. The stock options would remain exercisable for the remainder of their original ten-year term provided the Named Executive Officer remains actively employed at PepsiCo. In the event of termination from PepsiCo during the original term, the Named Executive Officer would have a limited number of days from the date of termination to exercise his stock options or they would be automatically cancelled. Generally, RSUs would vest and be paid out immediately upon an Approved Transfer to PepsiCo subject to achievement of any applicable performance-based vesting condition. However, the October 7, 2005 RSU awards granted to Messrs. Foss and Petrides as reflected in the Outstanding Equity Awards Table, and the special award of performance-based RSUs (Strategic Leadership Award) granted to Messrs. Drewes, Petrides, Crawford and King on January 1, 2008 as reflected in the Grants of Plan-Based Awards Table, do not provide for accelerated vesting and payout upon Approved Transfer.

Change in Control.  The LTIP change in control provisions apply to equity awards made to all employees of the Company, including the Named Executive Officers. The LTIP defines a CIC in the context of two circumstances, one related to a change in control of the Company and the other related to a change in control of PepsiCo.

A CIC of the Company occurs if: (i) any person or entity, other than PepsiCo, becomes a beneficial owner of 50% or more of the combined voting power of the Company’s outstanding securities entitled to vote for directors; (ii) 50% of the directors (other than directors approved by a majority of the Company’s directors or by PepsiCo) change in any consecutive two-year period; (iii) the Company is merged into or consolidated with an entity, other than PepsiCo, and is not the surviving company, unless the Company’s shareholders before and after the merger or consolidation continue to hold 50% or more of the voting power of the surviving entity’s outstanding securities; (iv) there is a disposition of all or substantially all of the Company’s assets, other than to PepsiCo or an entity approved by PepsiCo; or (v) any event or circumstance that is intended to effect a change in control of the Company results in any one of the events set forth in (i) through (iv).

A CIC of PepsiCo occurs if: (i) any person or entity acquires 20% or more of the outstanding voting securities of PepsiCo; (ii) 50% of the directors (other than directors approved by a majority of the PepsiCo directors) change in any consecutive two-year period; (iii) PepsiCo shareholders approve, and there is completed, a merger or consolidation with another entity, and PepsiCo is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of PepsiCo’s outstanding voting securities; (iv) PepsiCo shareholders approve a plan of complete liquidation of PepsiCo or the disposition of all or substantially all of PepsiCo’s assets; or (v) any event or circumstance that is intended to effect a change in control of PepsiCo results in any one of the events set forth in (i) through (iv).

In general, in the event of a CIC of the Company or PepsiCo, all unvested stock options immediately vest and are exercisable during their original term. RSUs immediately vest in the event of a CIC of the Company or PepsiCo and are payable upon vesting.

The following table reflects the incremental value the executive would receive as a result of accelerated vesting of unvested stock options and RSUs had a triggering event occurred on December 26, 2008. The value was calculated using the closing market price of a share of PBG common stock on December 26, 2008, the last trading day of fiscal 2008.

			Approved	Change
			Transfer to	In
Name	Disability	Death	PepsiCo	Control

Eric J. Foss	$3,836,177	$5,666,101	$3,882,352	$6,648,148

Alfred H. Drewes	882,373	1,291,910	1,085,159	1,929,391

Yiannis Petrides	1,901,661	2,311,197	1,085,159	3,509,849

Victor L. Crawford	595,312	917,789	779,954	1,342,782

Robert C. King	808,584	1,213,545	1,006,794	1,851,025

Nonqualified Deferred Compensation Plan.  The Named Executive Officers’ deferred compensation balances under the Deferral Program and a description of the Deferral Program’s payment provisions are set forth in the Nonqualified Deferred Compensation Table and accompanying narrative. No triggering event would serve to enhance such amounts. However, under the terms of the Deferral Program, the deferred compensation balances set forth in the Nonqualified Deferred Compensation Table would be payable in the form of a lump sum in the event of death or separation from service for reasons other than retirement notwithstanding the Named Executive Officer’s election as to time and form of payment.

Severance.  The Company has no agreement to provide any form of severance payment to a Named Executive Officer.

Benefits Generally Available to All Salaried Employees.  There are a number of employee benefits generally available to all salaried employees upon termination of employment. In accordance with SEC guidelines, these benefits are not discussed above since they do not discriminate in scope, terms or operation in favor of the Company’s executive officers. These include tax-qualified retirement benefits, life insurance, long-term disability, retiree medical, health care continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and government mandated termination benefits in non-U.S. locations, such as Greece.

Equity Compensation Plan Information

The table below sets forth certain information as of December 27, 2008, the last day of the fiscal year, for (i) all equity compensation plans previously approved by our shareholders and (ii) all equity compensation plans not previously approved by our shareholders.

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	30,000,777 (1)	24.01	16,407,474

Equity compensation plans not approved by security holders	1,403,460 (2)	14.81

Total	31,404,237	23.60	16,407,474 (3)

(1)	The securities reflected in this category are authorized for issuance (i) upon exercise of awards granted under the Directors’ Stock Plan and the 2004 Long-Term Incentive Plan and (ii) upon exercise of awards granted prior to May 26, 2004 under the following PBG plans: (A) 1999 Long-Term Incentive Plan; (B) 2000 Long-Term Incentive Plan; and (C) 2002 Long-Term Incentive Plan. Effective May 26, 2004, no securities were available for future issuance under the 1999 Long-Term Incentive Plan, the 2000 Long-Term Incentive Plan or the 2002 Long-Term Incentive Plan.

(2)	The securities reflected in this category are authorized for issuance upon exercise of awards granted prior to May 26, 2004 under the PBG Stock Incentive Plan (the “SIP”). Effective May 26, 2004, no securities were available for future issuance under the SIP.

(3)	The 2004 Long-Term Incentive Plan and the Directors’ Stock Plan, both of which have been approved by our shareholders, are the only equity compensation plans that provide securities remaining available for future issuance.

Description of the PBG Stock Incentive Plan

Effective May 26, 2004, no securities were available for future issuance under the SIP. The SIP is a non-shareholder approved, broad-based plan that was adopted by our Board of Directors on March 30, 1999. No grants, other than stock option awards, have been made under the SIP. All stock options were granted to select groups of non-management employees with an exercise price equal to the fair market value of our common stock on the grant date. The options generally become exercisable three years from the date of grant and have a ten-year term. At year-end 2008, options covering 1,403,460 shares of our common stock were outstanding under the SIP. The SIP is filed as Exhibit 10.11 to our Annual Report on Form 10-K for the year ended December 25, 1999 and qualifies this summary in its entirety.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation and Management Development Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation and Management Development Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Linda G. Alvarado, Blythe J. McGarvie and Javier G. Teruel were members of the Compensation and Management Development Committee during fiscal year 2008 and through March 26, 2009.

Respectfully submitted,
The Compensation and Management Development Committee

Susan D. Kronick (Chairperson)	Blythe J. McGarvie
Linda G. Alvarado	John A. Quelch
Barry H. Beracha	Javier G. Teruel
Ira D. Hall

TRANSACTIONS WITH RELATED PERSONS

Stock Ownership and Director Relationships with PepsiCo.  We were initially incorporated in January 1999 as a wholly owned subsidiary of PepsiCo to effect the separation of most of PepsiCo’s company-owned bottling businesses. We became a publicly traded company on March 31, 1999. As of February 13, 2009, PepsiCo’s ownership represented 33.1% of our outstanding common stock and 100% of our outstanding Class B common stock, together representing 40.2% of the voting power of all classes of our voting stock. PepsiCo also owns approximately 6.6% of the equity of Bottling Group, LLC, our principal operating subsidiary (“Bottling LLC”). In addition, two of our directors, John C. Compton and Cynthia M. Trudell, are executive officers of PepsiCo.

Agreements and Transactions with PepsiCo and Affiliates.  We and PepsiCo (and certain of its affiliates) have entered into transactions and agreements with one another, incident to our respective businesses, and we and PepsiCo are expected to enter into material transactions and agreements from time to time in the future. As used in this section, “PBG,” “we,” “us” and “our” include PBG and our subsidiaries.

Material agreements and transactions between PBG and PepsiCo (and certain of its affiliates) during 2008 are described below.

Beverage Agreements and Purchases of Concentrates and Finished Products.  We purchase concentrates from PepsiCo and manufacture, package, distribute and sell carbonated and non-carbonated beverages under license agreements with PepsiCo. These agreements give us the right to manufacture, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. The agreements also provide PepsiCo with the ability to set prices of such concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. In addition, we bottle water under the Aquafina trademark pursuant to an agreement with PepsiCo, which provides for the payment of a royalty fee to PepsiCo. In certain instances, we purchase finished beverage products from PepsiCo. During 2008, total payments by PBG to PepsiCo for concentrates, royalties and finished beverage products were approximately $2.9 billion.

There are certain manufacturing cooperatives whose assets, liabilities and results of operations are consolidated in our financial statements. Concentrate purchases from PepsiCo by these cooperatives for the years ended 2008, 2007 and 2006 were $140 million, $143 million and $72 million, respectively.

Transactions with Joint Ventures in which PepsiCo holds an equity interest.  We purchase tea concentrate and finished beverage products from the Pepsi/Lipton Tea Partnership, a joint venture of Pepsi-Cola North America, a division of PepsiCo, and Lipton. During 2008, total amounts paid or payable to PepsiCo for the benefit of the Pepsi/Lipton Tea Partnership were approximately $279 million.

We purchase finished beverage products from the North American Coffee Partnership, a joint venture of Pepsi-Cola North America and Starbucks in which PepsiCo has a 50% interest. During 2008, amounts paid or payable to the North American Coffee Partnership by us were approximately $278 million.

Under tax sharing arrangements we have with PepsiCo and PepsiCo joint ventures, we received approximately $1 million in tax related benefits in 2008.

As a result of the formation of PR Beverages Limited, our Russian venture with PepsiCo, PepsiCo has agreed to contribute $83 million plus accrued interest to the venture in the form of property, plant and equipment. During 2008, PepsiCo contributed $34 million in regards to this note.

During the second half of 2008, together with PepsiCo, we completed a joint acquisition of JSC Lebedyansky (“Lebedyansky”) for approximately $1.8 billion. Lebedyansky was acquired 58.3 percent by PepsiCo and 41.7 percent by PR Beverages Limited. We and PepsiCo have an ownership interest in PR Beverages Limited of 60 percent and 40 percent, respectively. As a result, PepsiCo and we have acquired a 75 percent and 25 percent economic stake in Lebedyansky, respectively.

Purchase of Frito-Lay Snack Food Products.  Pursuant to a Distribution Agreement between PR Beverages and Frito-Lay Manufacturing, LLC, a wholly-owned subsidiary of PepsiCo, PR Beverages purchases snack food products from Frito-Lay Manufacturing for sale and distribution through Russia. In 2008, amounts paid or payable by PR Beverages to Frito-Lay Manufacturing were approximately $355 million.

Shared Services.  PepsiCo provides various services to us pursuant to a shared services agreement and other arrangements, including information technology maintenance and the procurement of raw materials. During 2008, amounts paid or payable to PepsiCo for these services totaled approximately $52 million. Pursuant to the shared services agreement and other arrangements, we provide various services to PepsiCo, including credit and collection, international tax and supplier services. During 2008, payments to us from PepsiCo for these services totaled approximately $3 million.

Rental Payments.  Amounts paid or payable by PepsiCo to us for rental of office space at certain of our facilities were approximately $4 million in 2008.

National Fountain Services.  We provide certain manufacturing, delivery and equipment maintenance services to PepsiCo’s national fountain customers in specified territories. In 2008, net amounts paid or payable by PepsiCo to us for these services were approximately $187 million.

Bottler Incentives.  PepsiCo provides us with marketing support in the form of bottler incentives. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. These bottler incentives are intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials) and advertising support. For 2008, total bottler incentives received from PepsiCo, including media costs shared by PepsiCo, were approximately $691 million.

Bottling Group, LLC Distribution.  PepsiCo has approximately a 6.6% ownership interest in Bottling LLC, our principal operating subsidiary. In accordance with Bottling LLC’s Limited Liability Company Agreement, PepsiCo received a $73 million cash distribution from Bottling LLC in 2008.

Review and Approval of Transactions with PepsiCo.  The Audit and Affiliated Transactions Committee is responsible for reviewing and approving transactions between us and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. This policy is embodied in the charter of the Audit and Affiliated Transactions Committee. None of the transactions described above involving PepsiCo or its affiliates, other than the acquisition of Lebedyansky, required the review, approval or ratification of the Audit and Affiliated Transactions Committee because the transactions were not outside the ordinary course of business.

Relationships and Transactions with Management and Others.  Linda G. Alvarado, a member of our Board of Directors, together with certain of her family members, wholly own interests in several YUM

Brands franchise restaurant companies that purchase beverage products from us. In 2008, the total amount of these purchases was approximately $593,000.

Review and Approval of Transactions Involving our Management and Others.  We have procedures to determine whether any related-person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. In 2007, the Board adopted a written Policy and Procedures Governing Related-Person Transactions that requires our Audit Committee to review and approve any transaction or series of transactions with related persons where the aggregate amount involved exceeds $120,000 in any calendar year. The policy is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance. Under the policy, a “related person” includes:

•	any person who is or was an executive officer, director or director nominee (since the beginning of the last fiscal year);

•	a 5% or more beneficial owner of our voting securities; and

•	immediate family members of the people listed above.

We annually require each of our directors and executive officers to complete a questionnaire that elicits information about related-person transactions. Our Audit Committee must review the material facts of any related-person transaction and approve or ratify such transaction. In determining whether to approve or disapprove a related-person transaction, our Audit Committee should consider all material factors, including without limitation:

•	the extent of the related person’s interest in the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;

•	the benefit to us; and

•	the aggregate value of the transaction.

The transaction described above involving Ms. Alvarado was ratified by the Audit and Affiliated Transactions Committee pursuant to this policy.

Compensation Committee Interlocks and Insider Participation.  During fiscal year 2008, the following individuals served as members of our Compensation and Management Development Committee: Linda G. Alvarado, Barry H. Beracha, Ira D. Hall, Susan D. Kronick, Blythe J. McGarvie, John A. Quelch and Javier G. Teruel. None of these individuals has ever served as an officer or employee of PBG or any of our subsidiaries. Ms. Alvarado has an indirect business relationship with PBG as described above under “Relationships and Transactions with Management and Others.” The Compensation and Management Development Committee members have no interlocking relationships requiring disclosure under the rules of the SEC.

INDEPENDENT ACCOUNTANTS FEES AND SERVICES

Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2005. In addition to retaining independent accountants to audit our consolidated financial statements for 2008, we and our affiliates retained Deloitte & Touche LLP, as well as other accounting firms, to provide various services in 2008. The aggregate fees billed for professional services by Deloitte & Touche LLP in 2007 and 2008 were as follows:

Audit and Non-Audit Fees
(in millions)

	2008	2007

Audit Fees(1)	$5.8	$5.6
Audit-Related Fees(2)	$0.8	$0.7
Tax Fees(3)	$0.4	$0.3
All Other Fees	$0.0	$0.0
Total	$7.0	$6.6

(1)	Represents fees for the audit of our consolidated financial statements, audit of internal controls, the reviews of interim financial statements included in our Forms 10-Q and all statutory audits.

(2)	Represents fees primarily related to audits of employee benefit plans and other audit-related services.

(3)	Represents fees primarily related to assistance with tax compliance matters.

Pre-Approval Policies and Procedures.  We have a policy that defines audit, audit-related and non-audit services to be provided to us by our independent registered public accounting firm and requires such services to be pre-approved by the Audit and Affiliated Transactions Committee. In accordance with our policy and applicable SEC rules and regulations, the Committee or its Chairperson pre-approves such services provided to us. Pre-approval is detailed as to the particular service or category of services. If the services are required prior to a regularly scheduled Committee meeting, the Committee Chairperson is authorized to approve such services, provided that they are consistent with our policy and applicable SEC rules and regulations, and that the full Committee is advised of such services at the next regularly scheduled Committee meeting. The independent accountants and management periodically report to the Committee regarding the extent of the services provided by the independent accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit and Affiliated Transactions Committee pre-approved all audit and non-audit fees of Deloitte & Touche LLP billed for fiscal years 2008 and 2007.

REPORT OF THE AUDIT AND AFFILIATED TRANSACTIONS COMMITTEE

During 2008, the Audit and Affiliated Transactions Committee of our Board of Directors was comprised of four directors, Blythe J. McGarvie (Chairperson), Barry H. Beracha, Ira D. Hall and Susan D. Kronick, each of whom has been determined by our Board of Directors to be an independent director. The Committee operates under a written charter that was approved by our Board of Directors and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on our website at www.pbg.com under Investor Relations — Company Information — Corporate Governance. The Committee appoints and evaluates our independent auditors.

Management is responsible for our disclosure controls, internal controls over financial reporting and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements (in accordance with the Standards of the Public Company Accounting Oversight Board (United States)), and of the effectiveness of our internal controls over financial reporting, and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

During 2008, the Committee met and held discussions with our independent auditors, with and without management present. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements and our critical accounting policies with management and the independent auditors. For 2008, management completed the documentation, testing and evaluation of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Throughout the year, management kept the Committee apprised of the progress of its evaluation of internal controls and the Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of our internal control over financial reporting. The Committee reviewed this report and discussed with management, the senior most internal auditor and the independent auditors the adequacy of our internal controls over financial reporting and disclosure controls. The Committee also discussed with the independent auditors matters required to be discussed by SEC Rule 2-07 of Regulation S-X and Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance). The Committee evaluated the independent auditors’ performance, including a review of Deloitte & Touche’s internal quality-control procedures report.

The independent auditors also provided the Committee with the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board, including a letter from the independent auditors confirming its independence. The Committee discussed with the independent auditors that firm’s independence from management and our company.

The Committee maintains a policy requiring pre-approval by the Committee or its Chairperson of audit, audit-related and non-audit services performed by our independent auditors. The Committee has determined that the provision of all non-audit and audit-related services performed for us by the independent auditors is compatible with maintaining that firm’s independence. The Committee also maintains a policy that restricts our hiring of employees and former employees of our independent auditors. Additionally, the Committee established procedures for us to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters.

Based on reviews and discussions of the audited financial statements with management and the independent auditors and discussions with the independent auditors regarding matters required by SEC Rule 2-07 and Statement on Auditing Standards No. 114, a review of written disclosures from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, and a discussion of the independent auditors’ independence, the Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2008 to be filed with the SEC.

Susan D. Kronick was a member of the Audit and Affiliated Transactions Committee during fiscal year 2008 and through March 26, 2009.

Respectfully submitted,
The Audit and Affiliated Transactions Committee

Blythe J. McGarvie (Chairperson)
Barry H. Beracha
Ira D. Hall
Susan D. Kronick

PROPOSAL TO APPROVE AMENDMENT AND RESTATEMENT OF
THE PBG DIRECTORS’ STOCK PLAN
(Proxy Item No. 2)

Introduction.  The Directors’ Stock Plan (the “Plan”) was last approved by our shareholders in 2001 when shareholders authorized the issuance of 600,000 shares of PBG common stock for future awards to our non-employee directors. We are now asking our shareholders to approve an amendment and restatement of the Plan that would authorize an additional 500,000 shares for issuance. This amendment is necessary to permit us to continue our equity compensation program for our non-employee directors. The amendment also amends the Plan to expressly prohibit material amendments to the Plan or awards, including option repricing, without shareholder approval.

The Board of Directors believes that the Plan enables the Company to compete for, motivate and retain high-caliber non-employee directors and therefore recommends that shareholders approve the amended and restated Plan which was adopted by the Board of Directors on March 26, 2009, subject to shareholder approval. Under the amended and restated Plan, 500,000 shares of PBG common stock will be authorized and available for awards under the Plan, in addition to the 102,447 authorized but unissued shares remaining under the Plan as of April 2, 2009. The additional 500,000 shares represents approximately one quarter of one percent (0.25%) of the Company’s outstanding shares of common stock as of April 2, 2009.

A summary of the material terms of the Plan is set forth below and is qualified in its entirety by reference to the Plan as set out in Appendix A hereto. If the proposed amended and restated Plan is not approved, it will not become effective, and the Plan, as currently existing, will remain in effect.

Purpose.  The purposes of the Plan are to assist PBG in attracting and retaining qualified Non-Employee Directors (as defined below), to provide compensation to such directors consistent with market practice and the Company’s peer group, and to associate more fully the interests of such directors with those of PBG shareholders.

Eligibility.  Directors of PBG who are not employees of PBG (“Non-Employee Directors”).

Awards.  The terms of the Plan provide for an initial award of restricted stock and an annual award of stock options and restricted stock units. The grant date and the formula for deriving the amount of each of these awards is pre-determined and set out in the Plan as described below.

Initial Award.  Shortly after commencing service as a Non-Employee Director, each such director is awarded a formula grant of restricted stock which vests on the first anniversary of the date granted except that the restricted stock vests automatically upon the death or “Disability” (as defined in the Plan) of such Non-Employee Director. The formula grant of restricted stock is determined by dividing $25,000 by the Fair Market Value of a share of PBG common stock on the date of grant, rounded to the nearest whole share. The grant amount may be adjusted by vote of the Board. “Fair Market Value” is defined in the Plan as the average of the high and low per share sales price for PBG common stock on the composite tape for securities listed on the New York Stock Exchange (the “NYSE”) rounded up (if necessary) to the nearest penny. If the date of grant is not a trading day on the NYSE, the immediately preceding trading day is used.

The Non-Employee Director is entitled to all of the rights of a stockholder with respect to the restricted stock including the right to dividends or other distributions paid or made with respect to the stock. However, such restricted stock (and any such dividends or distributions) may not be transferred or sold until the Non-Employee Director ceases to serve as a director of PBG.

Prior to the commencement of services, Non-Employee Directors are given an opportunity to elect to receive restricted stock units rather than shares of restricted stock. These stock units are payable in shares of PBG common stock, with the payment deferred until the director ceases to serve as a director. During the deferral period, the stock units are credited with dividend equivalents in the form of additional stock units at the same time and in the same amount as dividends are paid to shareholders.

Annual Award of Stock Options.  On April 1 of each year, Non-Employee Directors who are actively serving as a director of PBG receive a formula grant of options to purchase PBG common stock. The number of stock options is determined by dividing the grant amount of $210,000 by the grant price which equals the Fair Market Value of PBG common stock on the date of the grant, rounded up, if necessary, to the nearest whole share. The grant amount is periodically adjusted by vote of the Board. A Non-Employee Director who becomes a director after April 1 receives a pro-rated award as set forth in the Plan. Generally, no award is granted to a director who has indicated that he or she will not stand for re-election.

Under the terms of the Plan, these options vest immediately and remain exercisable until the earlier of the tenth anniversary of the grant date or five years from the recipient’s termination of services as a director. The full ten-year term also applies in the case of death or Disability.

Annual Award of Restricted Stock Units.  On April 1 of each year, Non-Employee Directors who are actively serving as a director also receive a formula grant of restricted stock units. The number of restricted stock units granted is determined by dividing the grant amount of $70,000 by the Fair Market Value of PBG common stock on the grant date, rounded up, if necessary, to the nearest whole share. The grant amount is periodically adjusted by vote of the Board. The restricted stock units are immediately vested and are settled in shares of PBG common stock. Prior to the year of grant, directors are given an opportunity to defer payment of their restricted stock units until such time as they elect, subject to a minimum deferral period of two years. During the deferral period, restricted stock units are credited with dividend equivalents in the form of additional restricted stock units at the same time and in the same amount as dividends are paid to shareholders. Notwithstanding any director’s deferral election, all restricted stock units are immediately payable upon a director’s separation from service for any reason (including death and Disability). A Non-Employee Director who becomes a director after April 1 receives a pro-rated award as set forth in the Plan. Generally, no award is granted to a director who has indicated that he or she will not stand for re-election.

Non-Executive Chairman Restricted Stock Unit Award.  If the Board names a Non-Executive Chair of the Board (“Non-Executive Chair”), then upon commencement of such service and on each anniversary of such date, such Non-Executive Chair is eligible to receive a formula grant of restricted stock units. The number of restricted stock units is determined by dividing the grant amount of $100,000 by the Fair Market Value of PBG common stock on the grant date, rounded up, if necessary, to the nearest whole share. These restricted stock units are immediately vested and are payable in shares of PBG common stock with the payment deferred until the Non-Executive Chair ceases to serve as a director for any reason. During the deferral period, the restricted stock units are credited with dividend equivalents in the form of additional restricted stock units at the same time and in the same amount as dividends are paid to shareholders. Currently, no director serves as Non-Executive Chair.

U.S. Federal Income Tax Consequences.  The following discussion is a general summary of certain current U.S. federal income tax consequences of awards made under the Plan, and does not purport to be a complete analysis of all of the potential tax aspects relating to the Plan or the awards thereunder.

Non-Qualified Options.  The grant of a non-qualified option under the Plan should not result in taxable income to the Non-Employee Director. Generally, the Non-Employee Director would realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value at the date of exercise of the shares of PBG common stock acquired over the exercise price for those shares, and PBG would be entitled to a corresponding deduction. Gains or losses realized by the Non-Employee Director upon the subsequent disposition of such shares will be treated as capital gains and losses, with the basis in such PBG common stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Stock Units.  The Non-Employee Director will generally recognize compensation taxable as ordinary income (i) at the time restrictions on restricted stock lapse in an amount equal to the excess of the fair market value of the shares of PBG common stock at such time over the amount, if any, paid for the shares; (ii) at the time of settlement of restricted stock units in an amount equal to the fair market value of any shares of PBG common stock delivered by PBG and (iii) at the time of grant of a nonforfeitable stock award an amount equal to the fair market value of the shares of PBG common stock at such time. PBG will generally be entitled to a corresponding U.S. federal income tax deduction at the same time the Non-Employee Director recognizes ordinary income.

A Non-Employee Director may elect pursuant to Section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of a restricted stock award (rather than at the date the restrictions lapse). If such election is made, the amount of ordinary income would be equal to the fair market value of the restricted stock at the date of grant, and PBG would be entitled to a corresponding deduction at such time. The tax basis of such stock will then be equal to the ordinary income recognized by the Non-Employee Director. Gain or loss realized upon a subsequent disposition of those shares would generally be treated as a capital gain or loss. Elections for Code Section 83(b) treatment must be made within 30 days of the date of grant by filing an election with PBG and the Internal Revenue Service.

The Plan also allows Non-Employee Directors to make an advance election to defer the receipt of payment of the restricted stock unit awards. During the deferral period, the Non-Employee Director is credited with a certain amount of stock units which in turn are credited with dividend equivalents in the form of additional units which are payable at the same time and in the same amount as dividends are paid to shareholders. These deferred awards and dividend equivalents should not be subject to income taxation until PBG common stock is distributed to the Non-Employee Director in payment of the restricted stock units. At the time of distribution, the then current value of the stock units and dividend equivalents would be subject to income taxation, and PBG would be entitled to a corresponding deduction.

Section 409A of the Code.  It is intended that awards granted under the Plan will satisfy the requirements of Section 409A of the Code and any regulations or guidance that may be adopted thereunder from time to time.

Shares of Stock Subject to the Plan.  The shares that may be issued in connection with awards granted after the effective date of this amended and restated Plan shall not exceed an aggregate of 602,447 shares of PBG common stock (as adjusted, if appropriate, consistent with the terms of the Plan).

Dilution and Other Adjustments.  The number and kind of shares of PBG common stock issuable under the Plan, or which may or have been awarded to any Non-Employee Director shall be adjusted proportionately by the Board of Directors, as, and to the extent (if any), determined to be necessary and appropriate by the Board of Directors, to reflect stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, any spin off or other distribution of assets of the Company to its shareholders, any partial or complete liquidation, or other similar corporate changes. Such adjustment shall be conclusive and binding for all purposes of the Plan.

Effect of Misconduct.  Notwithstanding any other provision of the Plan, if a Non-Employee Director engages in Misconduct (as defined by the Plan), he or she shall forfeit all rights to any unexercised options, restricted stock and stock units.

Withholding.  PBG shall have the right to require the payment (through withholding from any amount payable from PBG to the Non-Employee Directors or otherwise) of any withholding taxes required by federal, state, local or foreign law in respect of any award.

Resale Restrictions, Assignment and Transfer.  Options (unless the Board of Directors determines otherwise), restricted stock, and restricted stock units may not be sold, transferred or assigned except in the event of the Non-Employee Director’s death, in which case his or her options, restricted stock or restricted stock units may be transferred by will or by the laws of descent and distribution. All restrictions on restricted stock granted to a Non-Employee Director shall lapse upon his or her death. Options may be exercised by the decedent’s personal representative or by whomever inherits the options, at any time through and including their original expiration date.

Funding.  The Plan is unfunded and PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

Duration, Amendment and Termination.  The Board of Directors may amend or terminate the Plan in whole or in part at any time; provided, however, that the Board of Directors may not make any amendment to the Plan that materially modifies the Plan, including option repricing, without shareholder approval; provided further, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan, unless consented to by the recipients of such awards. The Plan shall continue until terminated.

Administration.  The Plan shall be administered by the Board of Directors of PBG. The Board of Directors shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable. The Board’s interpretations of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in them hereunder, shall be conclusive and binding on all parties concerned, including PBG, its Directors and shareholders and any employee of PBG. The costs of administering the Plan shall be borne by PBG and not charged against any award to any Non-Employee Director.

New Plan Benefits.  The following table shows, in the aggregate, the number of shares that were awarded on April 1, 2009 to our Non-Employee Directors pursuant to the Plan’s formula grant of stock options and restricted stock units and the grant date value of the stock options and restricted stock units.

Group	Dollar Value ($)	Number of Shares

Non-Employee Directors	1,960,000	88,648

The Board of Directors recommends that shareholders vote FOR the approval of the amendment and restatement of the PBG Directors’ Stock Plan.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proxy Item No. 3)

Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2005. The Audit and Affiliated Transactions Committee has appointed Deloitte & Touche LLP, subject to ratification by our shareholders, to serve as our independent registered public accounting firm for fiscal year 2009. Pursuant to its charter, the Audit and Affiliated Transactions Committee has the sole, discretionary authority to appoint, retain and terminate our independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to answer questions and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009.

OTHER INFORMATION

Householding.  The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Year 2010 Shareholders’ Proposals.  We welcome comments or suggestions from our shareholders. If a shareholder wants to have a proposal formally considered, including recommendations for director, at the 2010 Annual Meeting of Shareholders, our Bylaws provide that the proposal must be included in the proxy materials for that meeting, and we must receive notice of the proposal in writing on or before December 8, 2009. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Please see the section entitled “Corporate Governance — Consideration of Director Nominees” for a description of the procedures to be followed for shareholder recommendations for director. Proposals should be sent to the Secretary of The Pepsi Bottling Group, Inc. at One Pepsi Way, Somers, New York, 10589.

By Order of the Board of Directors,

Steven M. Rapp
Secretary

Appendix A

The PBG Directors’ Stock Plan
(As Amended and Restated as of May 27, 2009)

1.	Purposes

The principal purposes of The PBG Directors’ Stock Plan (the “Plan”) are to provide compensation to those members of the Board of Directors of The Pepsi Bottling Group, Inc. (“PBG”) who are not also employees of PBG, to assist PBG in attracting and retaining outside directors with experience and ability on a basis competitive with industry practices, and to associate more fully the interests of such directors with those of PBG’s shareholders.

2.	Effective Date

The Plan was unanimously approved by the Board of Directors of PBG, conditional on shareholder approval, and became effective on May 23, 2001, superseding The PBG Directors’ Stock Plan of 1999. The Plan has been amended from time to time and was most recently amended and restated October 2, 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This amendment and restatement of the Plan was approved by the Board of Directors of PBG on March 26, 2009, subject to shareholder approval, and upon shareholder approval, it will become effective.

3.	Administration

The Plan shall be administered and interpreted by the Board of Directors of PBG (the “Board”). The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable. The Board’s interpretations of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in them hereunder, shall be conclusive and binding on all parties concerned, including PBG, its directors and shareholders and any employee of PBG. The costs and expenses of administering the Plan shall be borne by PBG and not charged against any award or to any award recipient.

4.	Eligibility

Directors of PBG who are not employees of PBG (“Non-Employee Directors”) are eligible to receive awards under the Plan. Directors of PBG who are employees of PBG are not eligible to participate in the Plan, but shall be eligible to participate in other PBG benefit and compensation plans.

5.	Initial Award

Under the Plan, each Non-Employee Director shall, on the first day of the month after commencing service as a Non-Employee Director of PBG, receive a formula grant of restricted stock (“Restricted Stock”). The number of shares of Restricted Stock to be included in each such award shall be determined by dividing $25,000 by the Fair Market Value (as defined below) of a share of PBG Common Stock on the date of grant (the “Stock Grant Date”), or if such day is not a trading day on the New York Stock Exchange (“NYSE”), on the immediately preceding trading day. The number of shares so determined shall be rounded up to the nearest number of whole shares. If the recipient of the Restricted Stock continuously remains a director of PBG, the Restricted Stock granted hereunder shall vest and any restrictions thereon shall lapse on the first anniversary of the Stock Grant Date; provided, however, that, in the event of a Non-Employee Director’s death or Disability (as defined in Section 6(c)), the Restricted Stock granted to such Non-Employee Director shall vest and any restrictions thereon shall lapse immediately. Notwithstanding the foregoing, a Non-Employee Director may not sell or otherwise transfer any Restricted Stock granted to him or her prior to the date such Non-Employee Director ceases to serve as a director for any reason. The Non-Employee Director shall have all of the rights of a stockholder with respect to such Restricted Stock, including the right to receive all dividends or other distributions paid or made with respect to the stock. Any dividends or distributions that are paid or made in PBG Common Stock shall be subject to the same restrictions as the Restricted Stock in respect of which such dividends or distributions were paid or made. However, any dividends or distributions paid or made in cash shall not be subject to the restrictions. Each Restricted Stock award shall be evidenced by an agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

6.	Annual Stock Option Award

(a)	Under the Plan, each Non-Employee Director shall receive an annual formula grant of options to purchase shares of PBG Common Stock (“Options”) at a fixed price (the “Exercise Price”). Such grant shall be made annually on April 1 (the “Option Grant Date”); provided, however, that each individual who commences services as a Non-Employee Director after April 1 of a year shall receive a pro-rated annual formula grant of options (a “Pro-Rated Grant”) with respect to his or her first year of service, on the first day of the month following the date he or she commences service (the “Pro-Rated Option Grant Date”). To receive a grant of Options, a Non-Employee Director must be actively serving as a director of PBG on the Option Grant Date or the Pro-Rated Option Grant Date, as applicable.

(b)	The number of Options to be included in each annual option award shall be determined by dividing the Grant Amount (as defined below) by the Fair Market Value (as defined below) of a share of PBG Common Stock on the Option Grant Date or Pro-Rated Option Grant Date, as applicable, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Grant Amount shall mean $210,000, except that, in the case of a Pro-Rated Grant, Grant Amount shall mean the following: (i) $157,500 in the case of an individual who commences service as a Non-Employee Director of PBG on or after April 2 and on or before June 30; (ii) $105,000 in the case of an individual who commences service as a Non-Employee Director of PBG on or after July 1 and on or before September 30; (iii) $52,500 in the case of an individual who commences service as a Non-Employee Director of PBG on or after October 1 and on or before December 31. No Pro-Rated Grant shall be made in the case of an individual who commences service as a Non-Employee Director of PBG on or after January 1 and on or before April 1. The number of Options so determined shall be rounded up (if necessary) to the nearest number of whole Options. “Fair Market Value” shall mean the average of the high and low per share sale prices for PBG Common Stock on the composite tape for securities listed on the NYSE for the day in question, except that such average price shall be rounded up (if necessary) to the nearest cent.

(c)	Options shall vest and become immediately exercisable on the Option Grant Date or Pro-Rated Option Grant Date, as applicable. Each Option shall have an Exercise Price equal to the Fair Market Value of PBG Common Stock on the Option Grant Date or Pro-Rated Option Grant Date, as applicable, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Each Option shall have a term of ten years; provided, however, in the event the holder thereof shall cease to be a director of PBG, or its successor, for a reason other than death or Disability (as defined below), such Options shall terminate and expire upon the earlier of (i) the expiration of the original term, or (ii) five years from the date the holder ceased to be a director. For purposes of this Section 6 and Section 5 above, a Non-Employee Director has a “Disability” if he or she is totally disabled as determined using the standards PBG applies under its long term disability program.

(d)	Non-Employee Directors may exercise their Options by giving an exercise notice to PBG in the manner specified from time to time by the Board. Options may be exercised by using either a standard cash exercise procedure or a cashless exercise procedure. From time to time, the Board may change or adopt procedures relating to Option exercises. If, at any time, a Non-Employee Director suffers a Disability or is otherwise incapable of exercising his or her Options before the expiration thereof, the Board may take any steps it deems appropriate to prevent such Options from lapsing prior to being exercised.

(e)	Each Option award shall be evidenced by a written agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

(f)	No Option shall contain a feature for the deferral of compensation within the meaning of Treasury Regulation section 1.409A-1(b)(5)(i)(A)(3).

7.	Annual Restricted Stock Unit Award

(a)	Under the Plan, each Non-Employee Director shall receive an annual formula grant of restricted stock units (“RSUs”). When a Non-Employee Director’s RSUs become payable, they shall be settled in shares of PBG Common Stock with the Non-Employee Director receiving one share of PBG Common Stock for each RSU. The grant of RSUs shall be made annually on April 1 (the “RSU Grant Date”); provided, however, that each individual who commences service as a Non-Employee Director after April 1 of a year shall receive a pro-rated annual formula grant of RSUs (a “Pro-Rated RSU Grant”) with respect to his or her first year of service on the first day of the month following the date he or she commences service (the “Pro-Rated RSU Grant Date”). To receive a grant of RSUs, a Non-Employee Director must be actively serving as a director of PBG on the RSU Grant Date or the Pro-Rated RSU Grant Date, as applicable.

(b)	The number of RSUs to be included in each annual RSU award shall be determined by dividing the RSU Grant Amount (as defined below) by the Fair Market Value of a share of PBG Common Stock on the RSU Grant Date or Pro-Rated RSU Grant Date, as applicable, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. RSU Grant Amount shall mean $70,000, except that, in the case of a Pro-Rated RSU Grant, RSU Grant Amount shall mean the following: (i) $52,500 in the case of an individual who commences service as a Non-Employee Director on or after April 2 and on or before June 30; (ii) $35,000 in the case of an individual who commences service as a Non-Employee Director on or after July 1 and on or before September 30; (iii) $17,500 in the case of an individual who commences service as a Non-Employee Director on or after October 1 and on or before December 31. No Pro-Rated RSU Grant shall be made in the case of an individual who commences service as a Non-Employee Director on or after January 1 and on or before April 1. The number of RSUs so determined shall be rounded up (if necessary) to the nearest number of whole RSUs.

(c)	RSUs shall vest on the RSU Grant Date or Pro-Rated RSU Grant Date, as applicable. RSUs shall be payable on the RSU Grant Date or Pro-Rated RSU Grant Date, as applicable, unless the Non-Employee Director timely elects to defer the payment of such RSUs. In general, any such deferral election with respect to RSUs must be made in the calendar year preceding the year of the grant. However, in the case of a Pro-Rated RSU Grant, any such deferral election may be made as late as one day prior to the Pro-Rated RSU Grant Date, provided that when the election is made, the Non-Employee Director is then initially eligible to participate in the Plan, within the meaning of Treasury Regulation section 1.409A-2(a)(7)(ii), taking into account any other plan that would be aggregated with the Plan pursuant to Treasury Regulation section 1.409A-1(c)(2). Any such election to defer the payment date of an RSU Grant or a Pro-Rated RSU Grant must specify a future payment date (the beginning of any calendar quarter) that will result in a minimum deferral period of at least two years.

(d)	Notwithstanding any deferral election made pursuant to the immediately preceding provision, a Non-Employee Director’s RSUs shall be paid as of the beginning of the calendar quarter following the Non-Employee Director’s Permanent Disability (as defined below), Separation from Service (as defined below) with PBG or death. For purposes of this Plan, a Non-Employee Director shall be considered to have a Permanent Disability as of the first date on which the Non-Employee Director would be considered disabled within the meaning of Section 409A(a)(2)(C) of the Code. For purposes of this Plan, the determination of when a Non-Employee Director has incurred a separation from service with PBG shall be made in accordance with Section 409A(a)(2)(A)(i) of the Code (“Separation from Service”).

(e)	During any period that the payment of RSUs is deferred, the Non-Employee Director whose RSUs are deferred shall be entitled to be credited with dividend equivalents. Dividend equivalents shall equal the dividends actually paid with respect to a corresponding amount of PBG Common Stock during the deferral period, while the RSUs remain unpaid, and shall be credited on the date such dividends are actually paid. Upon crediting, a Non-Employee Director’s dividend equivalents shall be immediately converted to additional RSUs (whole and/or fractional, as appropriate) by dividing the aggregate amount of dividend equivalents credited to the Non-Employee Director on a day by the Fair Market Value of a share of PBG Common Stock on such day, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Additional RSUs credited under this Section 7(e) are in turn entitled to be credited with dividend equivalents, and a Non-Employee Director’s aggregate additional RSUs shall be paid out at the same time as the underlying RSUs to which they relate. Any cumulative fractional RSU remaining at such time shall be rounded up to a whole RSU prior to its settlement in PBG Common Stock.

(f)	Each RSU award shall be evidenced by a written agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

8.	Non-Executive Chair Annual Award

(a)	Under the Plan, a Non — Employee Director serving as Non-Executive Chair of the Board (the “Chair”) shall receive an additional annual formula grant of restricted stock units (“Chair RSUs”). Such grant shall be made upon commencement of services as Chair, unless otherwise determined by the Board; and annually, thereafter, on the anniversary of formal commencement of services as Chair, except as otherwise determined by the Board (the “Chair RSU Grant Date”). When the Chair’s RSUs become payable, they shall be settled in shares of PBG Common Stock with the Chair receiving one share of PBG Common Stock for each Chair RSU.

(b)	The number of Chair RSUs to be included in each Chair RSU award shall be determined by dividing the Chair RSU Grant Amount (as defined below) by the Fair Market Value of a share of PBG Common Stock on the Chair RSU Grant Date or, if such day is not a trading day on the NYSE, on the immediately preceding trading day. The Chair RSU Grant Amount shall mean $100,000. The number of Chair RSUs so determined shall be rounded up (if necessary) to the nearest number of whole RSUs.

(c)	Chair RSUs shall vest on the Chair RSU Grant Date. Notwithstanding the foregoing, payment of the Chair RSUs shall be deferred until such time as the Chair ceases to serve as a director of PBG for any reason. The Chair RSUs shall be paid as of the beginning of the calendar quarter following the Chair’s Permanent Disability, Separation from Service with PBG or death.

(d)	During any period that the payment of Chair RSUs is deferred, the Chair shall be entitled to be credited with dividend equivalents. Dividend equivalents shall equal the dividends actually paid with respect to a corresponding amount of PBG Common Stock during the period payment of the Chair RSUs is deferred, and shall be credited on the date such dividends are actually paid. Upon crediting, the Chair’s dividend equivalents shall be immediately converted to additional RSUs (whole and/or fractional, as appropriate) by dividing the aggregate amount of dividend equivalents credited to the Chair on a day by the Fair Market Value of a share of PBG Common Stock on such day, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Additional RSUs credited under this Section 8(d) are in turn entitled to be credited with dividend equivalents, and the Chair’s aggregate additional RSUs shall be paid out at the same time as the underlying Chair RSUs to which they relate. Any cumulative fractional RSU remaining at such time shall be rounded up to a whole RSU prior to its settlement in PBG Common Stock.

(e)	Each Chair RSU award shall be evidenced by a written agreement setting forth the terms and conditions thereof, which terms and conditions shall not be inconsistent with those set forth in this Plan.

9.	Shares of Stock Subject to the Plan

The shares that may be delivered under this Plan in connection with awards granted after the effective date of this amended and restated Plan shall not exceed an aggregate of 602,447 shares of PBG Common Stock, adjusted, if appropriate, in accordance with Section 11 below. The shares granted or delivered under the Plan may be newly issued shares of Common Stock or treasury shares.

10.	Deferral of Initial Awards

(a)	Non-Employee Directors may make an advance, one-time election to defer into PBG phantom stock units all of the shares of Restricted Stock otherwise granted under Section 5. Any such election shall be made at least one day prior to the grant date of such Restricted Stock. The deferral period shall equal the Non-Employee Director’s period of service as a director of PBG

(i.e., such deferral period shall end in the event of the Non-Employee Director’s Permanent Disability, Separation from Service or death), and such deferral shall be paid as of the beginning of the calendar quarter following such Separation from Service. Non-Employee Directors who elect to defer receipt of such shares shall be credited on the grant date with a number of phantom stock units equal to that number of shares of Restricted Stock which they would have received had they not elected to defer. During the deferral period, the value of the phantom stock units will fluctuate based on the market value of PBG Common Stock. At the end of the deferral period, all payments of deferred awards shall be made in shares of PBG Common Stock (one share of PBG Common Stock for each PBG phantom stock unit), unless the Board in its discretion decides to make the distribution in cash or in a combination of cash and shares of PBG Common Stock. To the extent that a distribution is made in cash, in whole or in part, the Non-Employee Directors will receive the aggregate value of the PBG phantom stock units credited to them which are to be paid in cash. The value of PBG phantom stock units will be determined by multiplying the number of PBG phantom stock units which are to be paid in cash by the Fair Market Value of PBG Common Stock on the last NYSE trading day of the deferral period.

(b)	During the deferral period, the Non-Employee Director whose Restricted Stock is deferred as phantom stock units shall be entitled to be credited with dividend equivalents. Dividend equivalents shall equal the dividends actually paid with respect to a corresponding amount of PBG Common Stock during the deferral period and shall be credited on the date such dividends are actually paid. Upon crediting, a Non-Employee Director’s dividend equivalents shall be immediately converted to additional phantom stock units (whole and/or fractional, as appropriate) by dividing the aggregate amount of dividend equivalents credited to the Non-Employee Director on a day by the Fair Market Value of a share of PBG Common Stock on such day, or if such day is not a trading day on the NYSE, on the immediately preceding trading day. Additional phantom stock units credited under this Section 10(b) are in turn entitled to be credited with dividend equivalents, and a Non-Employee Director’s aggregate additional phantom stock units shall be paid out at the same time as the underlying phantom stock units to which they relate. Any fractional phantom stock unit remaining at such time shall be rounded up to a whole phantom stock unit prior to its settlement in PBG Common Stock.

11.	Dilution and Other Adjustments

The number and kind of shares of PBG Common Stock issuable under the Plan, or which may or have been awarded to any Non-Employee Director, shall be adjusted proportionately by the Board, as may be, and to such extent (if any), determined to be appropriate and equitable by the Board, to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, any spin off or other distribution of assets of the Company to its shareholders, any partial or complete liquidation, or other similar corporate changes. Such adjustment shall be conclusive and binding for all purposes of the Plan.

12.	Effect of Misconduct

Notwithstanding anything to the contrary herein, if a Non-Employee Director commits “Misconduct,” he or she shall forfeit all rights to any unexercised Options, any RSUs and Restricted Stock, as well as any phantom stock units credited to him or her under Section 10. For purposes of this Plan, Misconduct occurs if a majority of the Board determines that a Non-Employee Director has: (a) engaged in any act which is considered to be contrary to the Company’s best interests; (b) violated the Company’s Code of Conduct or engaged in any other activity which constitutes gross misconduct; (c) engaged in unlawful trading in the securities of PBG or of any other company based on information gained as a result of his or her service as a director of PBG; or (d) disclosed to an unauthorized person or misused confidential information or trade secrets of the Company.

13.	Withholding Taxes and Code Section 409A

(a)	Except to the extent other arrangements are made by a Non-Employee Director that are satisfactory to the Company, the Company shall withhold a number of shares of PBG Common

Stock otherwise deliverable having a Fair Market Value sufficient to satisfy the minimum withholding taxes (if any) required by federal, state, local or foreign law in respect of any award.

(b)	At all times, this Plan shall be interpreted and operated (i) in accordance with the requirements of Section 409A with respect to deferred compensation that is subject to Code Section 409A, and (ii) to maintain the exemption from Code Section 409A of stock option awards and undeferred Restricted Stock (collectively, “Excepted Awards”), and (iii) to preserve the status of deferrals made prior to the effective date of Code Section 409A (“Prior Deferrals”) as exempt from Section 409A, i.e., to preserve the grandfathered status of Prior Deferrals. Thus, for example, a Non-Employee Director’s ability to defer a Pro-Rated RSU Grant is conditioned on the Non-Employee Director not having been previously eligible for a PBG deferral plan of the same type. In addition, if a Non-Employee Director is determined to be a specified employee (within the meaning of Code Section 409A(a)(2)(B)(i)), any payment of deferred compensation subject to Section 409A made based on Separation from Service with PBG shall not be made until the beginning of the calendar quarter that occurs at least six months after such Separation from Service with PBG. Similarly, any election that must be made at least one day prior to a specified date must be effectively made and irrevocable, under the applicable requirements of Code Section 409A, by the day preceding such specified date.

14.  Resale Restrictions, Assignment and Transfer

Options (unless the Board of Directors specifically determines otherwise), RSUs, Chair RSUs, Restricted Stock and PBG phantom stock units may not be sold, transferred or assigned, except in the event of the Non-Employee Director’s death, in which case his or her Options, Restricted Stock or PBG phantom stock units may be transferred by will or by the laws of descent and distribution. All restrictions on Restricted Stock granted to a Non-Employee Director shall lapse upon his or her death. Options may be exercised by the decedent’s personal representative, or by whomever inherits the Options, at any time, through and including their original expiration date.

Once awarded, the shares of PBG Common Stock received by Non-Employee Directors may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to restrictions imposed by the Securities Act of 1933, as amended, and subject to the trading restrictions imposed by Section 16 of the Securities Exchange Act of 1934, as amended. PBG phantom stock units may not be transferred or assigned except by will or the laws of descent and distribution.

15.	Funding

The Plan shall be unfunded. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

16.	Duration, Amendments and Terminations

The Board of Directors may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that the Board of Directors shall not, without the requisite affirmative approval of shareholders of the Company, make any amendment to the Plan that (i) materially modifies the Plan, including but not limited to amendments that would permit repricing of outstanding stock options, expand the types of awards available or the class of eligible participants, increase the number of securities which may be issued; or (ii) requires shareholder approval under any applicable law or regulation of the NYSE. No termination or amendment shall materially adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan without the consent of the recipients of such awards (unless the amendment is required to comply with Code Section 409A in which case, the amendment shall be effective without consent of the recipient unless the recipient expressly denies consent to such amendment in writing); and provided further, however, that no such amendment or termination of the Plan shall violate Code Section 409A or adversely affect the exemption of Excepted Awards or the grandfather of the Prior Deferrals. The Plan shall continue until terminated.

1 PEPSI WAY
SOMERS, NY 10589
Appendix B – Proxy Card
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The Pepsi Bottling Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Pepsi Bottling Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11178	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

THE PEPSI BOTTLING GROUP, INC.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1, 2, AND 3.

1. Election of Directors	For	Against	Abstain

Nominees:

1a) Linda G. Alvarado	☐	☐	☐

1b) Barry H. Beracha	☐	☐	☐

1c) John C. Compton	☐	☐	☐

1d) Eric J. Foss	☐	☐	☐

1e) Ira D. Hall	☐	☐	☐

1f) Susan D. Kronick	☐	☐	☐

1g) Blythe J. McGarvie	☐	☐	☐

1h) John A. Quelch	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Important: Please sign exactly as your name or names appear(s) on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

	For	Against	Abstain

1i) Javier G. Teruel	☐	☐	☐

1j) Cynthia M. Trudell	☐	☐	☐

Vote on Proposals	For	Against	Abstain

2. Approval of the Amended and Restated PBG Directors’ Stock Plan.	☐	☐	☐

3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2009.	☐	☐	☐

Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc. Notice of Meeting and Proxy Statement.

Where no voting instructions are given, the shares represented by this proxy will be voted FOR Items 1, 2, and 3.

Signature (Joint Owners)	Date

Directions to The Pepsi Bottling Group, Inc.
Somers, New York
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11179

THE PEPSI BOTTLING GROUP, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 27, 2009
          The undersigned hereby appoints Eric J. Foss, Steven M. Rapp and David Yawman, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of The Pepsi Bottling Group, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc., in Somers, New York, on Wednesday, May 27, 2009 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the Notice of 2009 Annual Meeting of Shareholders and Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.
          This Proxy is Solicited on Behalf of the Board of Directors of The Pepsi Bottling Group, Inc. Please mark your Proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side, no boxes need to be checked.
          Attention PBG 401(k) Plan Participants and PBG Canada Stock Incentive Plan Participants: If you hold shares of The Pepsi Bottling Group, Inc. Common Stock through the PBG 401(k) Plan or the PBG Canada Stock Incentive Plan, you must vote by Internet or telephone or complete, date, sign and return this proxy card to instruct the respective trustees/administrators of such plans how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, the day before the meeting date so that the respective trustees/administrators of such plans (who vote the shares on behalf of plan participants) have adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares held in the PBG 401(k) Plan or the PBG Canada Stock Incentive Plan that are not voted or for which the respective trustees/administrators do not receive timely voting instructions will be voted by the respective trustee/administrator in the same proportion as the shares held in the respective plans that are timely voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the other side)